    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        BIG FLOWER PRESS HOLDINGS, INC.

             (Exact Name of Registrant as Specified in its Charter)

                           DELAWARE                                                      13-376-8322
               (State or Other Jurisdiction of                               (I.R.S. Employer Identification No.)
                Incorporation or Organization)

                            ------------------------

                               3 EAST 54TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 521-1600
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                             MARK A. ANGELSON, ESQ.
                 EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND
                      SECRETARY OF THE BOARD OF DIRECTORS
                        BIG FLOWER PRESS HOLDINGS, INC.
                               3 EAST 54TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 521-1600
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
                         ------------------------------

                                   COPIES TO:

                         ROBERT E. BUCKHOLZ, JR., ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                    AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED               BE REGISTERED        PER UNIT(1)      OFFERING PRICE(1)    REGISTRATION FEE
8 5/8% Senior Subordinated Notes
  due December 1, 2008...........................     $250,000,000           $1,025           $256,250,000         $71,237.50

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f); the proposed maximum offering price is based on the average of the bid and asked prices of the Notes on February 3, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 5, 1999

PROSPECTUS

                               OFFER TO EXCHANGE

             $250,000,000 8 5/8% SENIOR SUBORDINATED NOTES DUE 2008
                        WHICH HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933

                                      FOR

   [LOGO]

                          ALL OUTSTANDING UNREGISTERED
                   8 5/8% SENIOR SUBORDINATED NOTES DUE 2008
                        BIG FLOWER PRESS HOLDINGS, INC.

 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON   -  , 1999
                                UNLESS EXTENDED.

                           BIG FLOWER PRESS--

                           - will exchange its unregistered 8 5/8% senior subordinated notes due December 1, 2008 of which $250,000,000 aggregate principal amount was issued on December 9, 1998, for an equal amount of registered Exchange Notes having the same terms; and

                           - may be required to offer to purchase the Exchange Notes from you if Big Flower Press undergoes a change of control or sells certain assets.

                           THE EXCHANGE NOTES--

                           -  have a stated maturity of December 1, 2008;

                           - will receive interest payments on each January 1 and July 1, commencing July 1, 1999;

                           - may be redeemed on or after December 1, 2003 by Big Flower Press;

                           - may be redeemed until December 1, 2001 with the net proceeds from issuances of equity interests of Big Flower Press, but only up to 35% of the Exchange Notes may be so redeemed;

                           - may be redeemed, in whole, if Big Flower Press undergoes a change of control prior to December 1, 2003;

                           - will be unsecured and subordinated to all existing and future senior debt of Big Flower Press;

                           -  will be effectively subordinated to all
                              liabilities of Big Flower Press' subsidiaries, including trade payables;

                           - will rank equally with the $350.0 million aggregate principal amount of Big Flower Press'
                              8 7/8% senior subordinated notes due 2007 that are currently outstanding;

                           -  currently have no public market; and

                           - will not be listed on any national securities exchange.

 INVESTING IN THE EXCHANGE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

 This prospectus includes additional information on the terms of the Exchange Notes, including redemption and repurchase prices and covenants.

 NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this prospectus is   -  , 1999

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN THIS PROSPECTUS OR DELIVERED WITH THIS PROSPECTUS. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM BIG FLOWER PRESS HOLDINGS, INC., 3 EAST 54TH STREET, NEW YORK, NEW YORK 10022, ATTENTION: IRENE B. FISHER, ESQ., TELEPHONE: (212) 521-1600. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST
SHOULD BE MADE AT LEAST FIVE DAYS PRIOR TO   -  (THE "EXPIRATION DATE").

    Unless otherwise indicated or the context clearly implies otherwise all references in this prospectus to the "Company", "Big Flower Press", "we", "us" or "our" refer to Big Flower Press Holdings, Inc. The Company is a wholly-owned subsidiary of Big Flower Holdings, Inc. ("Holdings").

    The following documents (and the amendments to such documents) filed by Big Flower Press (File No. 1-4084) and Holdings (File No. 0-29474) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this prospectus by reference and are made a part of this prospectus and referred to herein collectively as the "Incorporated Documents":

        (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on March 26, 1998;

        (ii) Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997, filed with the Commission on June 29, 1998;

       (iii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the Commission on May 15, 1998;

        (iv) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the Commission on August 14, 1998;

        (v) Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed with the Commission on November 13, 1998;

        (vi) Current Report on Form 8-K, filed with the Commission on March 27, 1998, concerning the Company's acquisition of Troypeak Limited and Pismo Limited;

       (vii) Current Report on Form 8-K/A, filed with the Commission on May 28, 1998, amending the Current Report filed with the Commission on March 27, 1998 to include certain financial statements and pro forma financial information; and

      (viii) Current Report on Form 8-K, filed with the Commission on January 19, 1999, concerning the Company's acquisition of Colorgraphic Direct Response Limited.

    All documents filed by Big Flower Press and Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated herein by reference and to be a part of this prospectus on and from the respective date of filing of such documents.

    Any statement contained in this prospectus or in a document incorporated, or deemed to be incorporated, by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or incorporated in this prospectus by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    As used herein, the terms "prospectus" and "herein" mean this prospectus including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. Copies of all documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), will be provided without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered upon the written or oral request of such person.

                      WHERE YOU CAN FIND MORE INFORMATION

    Big Flower Press is subject to the informational requirements of the Exchange Act, and, jointly with Holdings, files reports and other information with the Commission. Such reports and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, all reports filed by Big Flower Press via the Commission's Electronic Data Gathering and Retrieval System (EDGAR) can be obtained from the Commission's Internet web site located at http://www.sec.gov. The common stock of Holdings is traded on The New York Stock Exchange (the "NYSE"), and such reports and other information concerning the Company and Holdings also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    Big Flower Press was incorporated in Delaware in 1993. Our principal executive offices are located at 3 East 54th Street, New York, New York 10022 and our telephone number is (212) 521-1600.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS AND THE INCORPORATED DOCUMENTS CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN "SUMMARY," AS WELL AS WITHIN THIS PROSPECTUS GENERALLY. IN ADDITION, WHEN USED IN THIS PROSPECTUS, INCLUDING THE INCORPORATED DOCUMENTS, THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. ALL FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM PROJECTED RESULTS. FACTORS THAT MAY CAUSE THESE DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO,

    - FLUCTUATIONS IN THE COST OF RAW MATERIALS USED BY BIG FLOWER PRESS,

    - CHANGES IN THE ADVERTISING, MARKETING AND INFORMATION SERVICES MARKETS,

    - THE FINANCIAL CONDITION OF OUR CUSTOMERS,

    - THE GENERAL CONDITION OF THE UNITED STATES AND OTHER ECONOMIES,

    - THE AVAILABILITY OF QUALIFIED PERSONNEL AND OTHER INFORMATION TECHNOLOGY RESOURCES, AND

    - MATTERS SET FORTH IN THIS DOCUMENT GENERALLY.

    FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, OUR EXPECTATION AS TO WHEN WE WILL COMPLETE THE REMEDIATION AND TESTING PHASES OF OUR YEAR 2000 PROGRAM AS WELL AS OUR YEAR 2000 CONTINGENCY PLANS, OUR ESTIMATED COST OF ACHIEVING YEAR 2000 READINESS AND OUR BELIEF THAT OUR INTERNAL SYSTEMS AND EQUIPMENT WILL BE YEAR 2000 COMPLIANT IN A TIMELY MANNER.

    FACTORS WHICH MAY AFFECT OUR YEAR 2000 READINESS INCLUDE, BUT ARE NOT LIMITED TO,

    - THE ABILITY TO IDENTIFY AND REMEDIATE ALL DATE SENSITIVE LINES OF COMPUTER CODE,

    - THE ABILITY TO REPLACE EMBEDDED COMPUTER CHIPS IN SYSTEMS OR EQUIPMENT AFFECTED BY YEAR 2000 ISSUES, AND

    - THE ACTIONS OF GOVERNMENT AGENCIES OR OTHER THIRD PARTIES WITH RESPECT TO YEAR 2000 ISSUES.

    CONSEQUENTLY, SUCH FORWARD-LOOKING STATEMENTS SHOULD BE REGARDED SOLELY AS OUR CURRENT PLANS, ESTIMATES AND BELIEFS. WE DO NOT UNDERTAKE AND SPECIFICALLY DECLINE ANY OBLIGATION TO PUBLICLY RELEASE THE RESULTS OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS OR TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS.

           NOTE REGARDING CERTAIN DEFINED TERMS AND OTHER INFORMATION
                               IN THIS PROSPECTUS

    On October 17, 1997, as a result of a holding company reorganization, the Company became a wholly-owned subsidiary of Holdings. Unless otherwise indicated or the context clearly implies otherwise, all references in this prospectus to the "Company", "Big Flower Press", "we", "us" or "our" refer to Big Flower Press Holdings, Inc. and its subsidiaries. The Private Notes (as defined on page 1 of this prospectus) and the Exchange Notes are sometimes collectively referred to in this prospectus as the "Notes". Market data used throughout this prospectus was obtained from industry publications and internal Company estimates. While the Company believes such information is reliable, its accuracy has not been independently verified and cannot be guaranteed.

                              NOTICE TO INVESTORS

    Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to this offer to exchange (the "Exchange Offer") may be offered for resale, resold and otherwise transferred by a holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the "Securities Act"), PROVIDED that the holder is acquiring the Exchange Notes in the ordinary course of its business, is not participating and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and is not an "affiliate" of Big Flower Press within the meaning of Rule 405 of the Securities Act. However, we do not intend to request the Commission to consider, and the Commission has not considered, this Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to this Exchange Offer as in other circumstances. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company in the letter of transmittal accompanying this prospectus (the "Letter of Transmittal") that such conditions have been met. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely upon such interpretations by the staff of the Commission and, in the absence of any exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer who holds Private Notes acquired for its own account as a result of market-making or other trading activities and who receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. We have agreed to make this prospectus (as it may be amended or supplemented) available to any such broker-dealer that requests copies of such prospectus in the Letter of Transmittal for use in connection with any such resale for a period of up to 180 days after the Expiration Date. See "Plan of Distribution."

    Prior to the Exchange Offer, there has been no public market for the Exchange Notes. There can be no assurance as to the liquidity of any market that may develop for the Exchange Notes, the ability of holders to sell the Exchange Notes, or the price at which holders would be able to sell the Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for non-investment grade debt, such as the Exchange Notes, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the Exchange Notes, if such market develops, will not be subject to similar disruptions. See "Risk Factors--Lack of Public Market for the Notes."

    We will not receive any proceeds from, and have agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL BIG FLOWER PRESS ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                                    SUMMARY

    THIS BRIEF SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ CAREFULLY THE ENTIRE PROSPECTUS, THE INCORPORATED DOCUMENTS AND THE OTHER DOCUMENTS TO WHICH THIS PROSPECTUS REFERS, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY, AND THE NOTES THERETO (COLLECTIVELY, THE "CONSOLIDATED FINANCIAL STATEMENTS") INCORPORATED IN THIS PROSPECTUS BY REFERENCE.

                                  THE COMPANY

    Big Flower Press is a leading advertising and marketing services company with three principal business segments: advertising insert and newspaper products, direct mail and direct marketing products, and digital services.

    - We provide advertising insert and newspaper products through Treasure Chest Advertising Company, Inc. ("TC Advertising"), a leading producer of advertising insert programs, TV listing magazines, Sunday comics, Sunday magazines and special supplements for many of the most widely circulated U.S. newspapers.

    - Our second operating unit, Webcraft, Inc. ("Webcraft"), is a market leader in design, development and production of highly personalized, targeted direct mail; specialty advertising; direct marketing; database solutions and response management services; and fragrance samplers.

    - Our third principal business segment is Big Flower Digital Services, Inc. ("Digital Services"), which offers an array of digital services principally through its two subsidiaries: Laser Tech Color, Inc. ("Laser Tech") and Columbine JDS Systems, Inc. ("Columbine").

      -- Laser Tech is a leading provider of outsourced, digital premedia and content management services to retailers, advertising agencies, and consumer product companies.

      -- Columbine is a leading provider of software products and related services to the advertising agency, cable, satellite and terrestrial broadcast industries in both the United States and internationally.

                               THE EXCHANGE OFFER

The Exchange Offer...........................  We are offering to exchange $1,000 principal amount of registered 8 5/8% senior
                                               subordinated notes due December 1, 2008 (the
                                               "Exchange Notes") for each $1,000 principal
                                               amount of our unregistered 8 5/8% senior
                                               subordinated notes due December 1, 2008 (the
                                               "Private Notes") that are properly tendered
                                               and accepted. We will issue Exchange Notes on
                                               or as promptly as practicable after the
                                               Expiration Date. Currently $250,000,000
                                               aggregate principal amount of Private Notes
                                               is outstanding. See "The Exchange Offer."

Resale of Exchange Notes.....................  The following statements are based on interpretations by the staff of the
                                               Commission set forth in no-action letters
                                               issued to third parties. We believe that the
                                               Exchange Notes issued pursuant to the
                                               Exchange Offer in exchange for Private Notes
                                               may be offered for resale, resold and
                                               otherwise transferred by a holder thereof
                                               without compliance with the registration and
                                               prospectus delivery provisions of the
                                               Securities Act; PROVIDED, that the holder is
                                               acquiring Exchange Notes in the ordinary
                                               course of its business, is not participating
                                               and has no arrangement or understanding with
                                               any person to participate in the distribution
                                               of the Exchange Notes and is not an
                                               "affiliate" of the Company within the meaning
                                               of Rule 405 under the Securities Act.

                                               Each broker-dealer who holds Private Notes
                                               acquired for its own account as a result of
                                               market-making or other trading activities and
                                               who receives Exchange Notes pursuant to the
                                               Exchange Offer for its own account in
                                               exchange therefor must acknowledge that it
                                               will deliver a prospectus in connection with
                                               any resale of such Exchange Notes. This
                                               prospectus, as it may be amended or
                                               supplemented from time to time, may be used
                                               by a broker-dealer in connection with such
                                               resales of Exchange Notes.

                                               If you tender Private Notes in the Exchange
                                               Offer with the intention to participate, or
                                               for the purpose of participating, in a
                                               distribution of the Exchange Notes, you
                                               cannot rely on the above-referenced position
                                               of the staff of the Commission and, in the
                                               absence of an exemption therefrom, you will
                                               have to comply with the registration and
                                               prospectus delivery requirements of the
                                               Securities Act in connection with any resale
                                               transaction. If you fail to comply with such
                                               requirements, you could incur liability under
                                               the Securities Act for which you are not
                                               indemnified by the Company. See "The Exchange
                                               Offer--Resale of the Exchange Notes."

Expiration Date..............................  The Exchange Offer will expire at 5:00 p.m.,
                                               New York City time, on -, 1999, unless the
                                               Exchange Offer is extended by us, in which
                                               case the term "Expiration Date" shall mean
                                               the latest date and time to which the
                                               Exchange Offer is extended. See "The Exchange
                                               Offer--Expiration Date; Extensions;
                                               Amendments."

Procedures for Tendering Private Notes.......  If you wish to accept the Exchange Offer, you must complete, sign and date the Letter of
                                               Transmittal, or a facsimile thereof, in
                                               accordance with the instructions contained in
                                               it, and mail or otherwise deliver such Letter
                                               of Transmittal, or such facsimile, together
                                               with the Private Notes you wish to exchange
                                               and any other required documentation to State
                                               Street Bank and Trust Company, as exchange
                                               agent (the "Exchange Agent"), at the address
                                               set forth on the Letter of Transmittal. By
                                               executing the Letter of Transmittal, you will
                                               represent to and agree with the Company that,
                                               among other things,

                                               - the Exchange Notes to be acquired by you in
                                                 connection with the Exchange Offer are
                                                 being acquired by you in the ordinary
                                                 course of your business,

                                               - you have no arrangement or understanding
                                                 with any person to participate in a
                                                 distribution of the Exchange Notes, and

                                               - you are not an "affiliate," as defined in
                                                 Rule 405 under the Securities Act, of Big
                                                 Flower Press. If you are a broker-dealer
                                                 that will receive Exchange Notes for your
                                                 own account in exchange for Private Notes
                                                 that you acquired as a result of your
                                                 market-making or other trading activities,
                                                 you will be required to acknowledge in the
                                                 Letter of Transmittal that you will deliver
                                                 a prospectus in connection with any resale
                                                 of such Exchange Notes. See "The Exchange
                                                 Offer--Procedures for Tendering."

Special Procedures for Beneficial Owners.....  If your Private Notes are held through a broker, dealer, commercial bank, trust
                                               company or other nominee and you wish to
                                               tender such Private Notes in the Exchange
                                               Offer, you should contact such intermediary
                                               promptly and instruct such intermediary to
                                               tender such Private Notes on your behalf. See
                                               "The Exchange Offer--Procedures for
                                               Tendering."

Guaranteed Delivery Procedures...............  If you wish to tender your Private Notes and your Private Notes are not readily available
                                               so you can meet the Expiration Date deadline,
                                               or you cannot deliver your Private Notes, the
                                               Letter of Transmittal or any other
                                               documentation required by the Letter of
                                               Transmittal to the Exchange Agent prior to
                                               the Expiration Date, then you must tender
                                               your Private Notes according to the
                                               guaranteed delivery procedures set forth
                                               under

                                               "The Exchange Offer--Guaranteed Delivery
                                               Procedures."

Acceptance of the Private Notes and
  Delivery of the Exchange Notes.............  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, we will
                                               accept for exchange any and all Private Notes
                                               that are properly tendered in the Exchange
                                               Offer prior to the Expiration Date. The
                                               Exchange Notes issued pursuant to the
                                               Exchange Offer will be delivered on the
                                               earliest practicable date following the
                                               Expiration Date. See "The Exchange Offer--
                                               Terms of the Exchange Offer."

Withdrawal Rights............................  You may withdraw your tender of Private Notes at any time prior to the Expiration Date. See
                                               "The Exchange Offer--Withdrawal of Tenders."

Appraisal Rights.............................  Holders of the Private Notes do not have any appraisal or dissenters' rights under the
                                               General Corporation Law of the State of
                                               Delaware or the indenture, dated as of
                                               December 9, 1998, between the Company and
                                               State Street Bank and Trust Company, as
                                               trustee (the "Indenture"), in connection with
                                               the Exchange Offer. See "The Exchange
                                               Offer--Terms of the Exchange Offer."

Certain Federal Income Tax Considerations....  The exchange of Private Notes for Exchange
                                               Notes should not be treated as a taxable
                                               transaction for United States Federal income
                                               tax purposes. See "Certain United States
                                               Federal Income Tax Considerations."

Exchange Agent...............................  State Street Bank and Trust Company is
                                               serving as the Exchange Agent in connection
                                               with the Exchange Offer. State Street Bank
                                               and Trust Company also serves as trustee
                                               under the Indenture and the 8 7/8% Indenture.

                               THE EXCHANGE NOTES

Issuer..........................  Big Flower Press Holdings, Inc.
Securities Offered..............  $250,000,000 principal amount of 8 5/8% Senior
                                  Subordinated Notes due 2008.
Maturity........................  December 1, 2008.
Interest Rate...................  8 5/8% per year.
Interest Payment Dates..........  January 1 and July 1, beginning on July 1, 1999. Interest began accruing from December 9, 1998.
Ranking.........................  The Exchange Notes will be unsecured senior subordinated obligations of Big Flower Press and will rank junior to
                                  our existing and future senior debt. Assuming we had
                                  issued the Notes and applied the proceeds on September 30,
                                  1998, we would have had consolidated indebtedness of
                                  approximately $722.1 million, including capitalized lease
                                  obligations. Of this amount, $122.0 million would have
                                  been senior debt, including $96.5 million of subsidiaries'
                                  borrowings under the revolving credit facility entered
                                  into on June 22, 1998 (the "Credit Facility") that are
                                  guaranteed by the Company, and $350 million would have
                                  been the principal amount of the Company's outstanding
                                  Senior Subordinated Notes due 2007 (the "8 7/8 Notes"),
                                  which will rank equally with the Notes. Based on the same
                                  assumptions, at September 30, 1998 we also would have had
                                  additional availability of approximately $423.2 million
                                  under the Credit Facility; however, we are subject to
                                  certain leverage ratio restrictions in the Credit Facility that may significantly curtail our ability to incur such
                                  indebtedness. See "Description of the Credit Facility."
                                  We are a holding company and, as a result, the Exchange
                                  Notes will be effectively subordinated to all liabilities
                                  of our subsidiaries, including trade payables. Assuming we had issued the Notes and applied the proceeds on September
                                  30, 1998, our subsidiaries would have had approximately
                                  $447.3 million of liabilities (including trade payables
                                  and amounts outstanding under the Credit Facility). See
                                  "Description of the Credit Facility."
Optional Redemption.............  We cannot redeem the Exchange Notes until December 1,
                                  2003. After December 1, 2003, we may redeem some or all of the Exchange Notes at the redemption prices listed in the
                                  "Description of the Exchange Notes" section under the
                                  heading "Optional Redemption," plus accrued interest.
Optional Redemption after Equity
  Issuances.....................  At any time (which may be more than once) prior to
                                  December 1, 2001, we can choose to redeem up to 35% of the outstanding Notes with the proceeds from one or more
                                  equity issuances, as long as:
                                  - we pay 108.625% of the face amount of the Notes, plus
                                    interest;
                                  - we redeem the Exchange Notes within 180 days of
                                    completing the equity issuance; and

                                  - at least 65% of the sum of (i) the aggregate principal
                                    amount of Notes issued on December 9, 1998 and (ii) the
                                    respective initial aggregate principal amount of any
                                    Notes issued under the Indenture after December 9, 1998
                                    remain outstanding immediately after such redemption.
Optional Redemption upon a
  Change of Control.............  If a change of control of Big Flower Press occurs before
                                  December 1, 2003, we may redeem the Notes, in whole but
                                  not in part, at a price equal to the outstanding principal amount thereof, plus accrued and unpaid interest thereon
                                  to the date of redemption, plus the "Applicable Premium"
                                  as defined in the "Description of the Exchange
                                  Notes--Optional Redemption."
Change of Control Offer.........  If a change of control of Big Flower Press occurs, we must give holders of the Notes the opportunity to sell us their
                                  Notes at 101% of their face amount, plus accrued interest, if we do not exercise our option to redeem the Notes.
                                  We might not be able to pay you the required price for
                                  Exchange Notes you present to us at the time of a change
                                  of control because:
                                  - we might not have enough funds at that time; or
                                  - the terms of our senior debt may prevent us from paying.
                                  A change of control shall not be deemed to have occurred
                                  if, after giving effect to the transactions giving rise to the events or circumstances which would trigger a change
                                  of control, the Company's Fixed Charge Coverage Ratio (as
                                  defined below) is 3.0 to 1 or greater.
Asset Sale Proceeds.............  If we or our Restricted Subsidiaries (as defined below)
                                  engage in certain kinds of asset sales, we generally must
                                  either invest the net cash proceeds from such sales in our business within a period of time, repay senior debt or
                                  make an offer to purchase a principal amount of the Notes
                                  (and 8 7/8% Notes) equal to the excess net cash proceeds.
                                  The purchase price of the Exchange Notes would be 100% of
                                  their principal amount, plus accrued and unpaid interest.
Certain Indenture Provisions....  The indenture contains covenants limiting the Company's or its Restricted Subsidiaries' ability to:
                                  - incur additional debt;
                                  - pay dividends or make distributions on the Company's
                                    capital stock or repurchase the Company's capital stock;
                                  - make certain investments;
                                  - create liens;
                                  - enter into transactions with affiliates;
                                  - merge or consolidate with another company; and
                                  - transfer and sell assets.
                                  These covenants are subject to a number of important
                                  limitations and exceptions.
Risk Factors....................  Investing in the Exchange Notes involves substantial risks. See "Risk Factors" on page 9 for a description of
                                  certain of the risks you should consider before investing
                                  in the Exchange Notes.

                            SELECTED FINANCIAL DATA

    On October 17, 1997, Big Flower Press completed a reorganization of its legal structure pursuant to Section 251(g) of the Delaware General Corporation Law. As a result, Holdings became the new parent holding company of Big Flower Press, which became a wholly-owned subsidiary, and the common stock of Big Flower Press was automatically exchanged for common stock of the new holding company. Holdings' operations are conducted through Big Flower Press, which, in turn, conducts its operations through its operating subsidiaries. Prior to the formation of Holdings, all corporate overhead expenses for the Company were incurred by Big Flower Press. Subsequent to the reorganization, these expenses have been incurred by Holdings and fully allocated to Big Flower Press and its subsidiaries.

    The following table sets forth summary financial data of predecessor TC Advertising prior to its acquisition by Big Flower Press ("Predecessor TC Advertising") and of Big Flower Press and its subsidiaries (including TC Advertising) following Big Flower Press' acquisition of TC Advertising on August 11, 1993. On March 21, 1996, Big Flower Press' Board of Directors elected to change the Company's fiscal year from a 12-month period ending June 30th to a calendar year, effective with the period ended December 31, 1995. The summary financial data as of and for the fiscal year ended June 30, 1993 and for the 42 days ended August 11, 1993 were derived from the audited consolidated financial statements of Predecessor TC Advertising. The summary financial data of Big Flower Press as of and for the 323-day period ended June 30, 1994, the fiscal year ended June 30, 1995, the six months ended December 31, 1995 and the years ended December 31, 1996 and 1997 were derived from the audited consolidated financial statements of Big Flower Press. The summary financial data for the nine-month periods ended September 30, 1997 and 1998 were derived from the Company's unaudited condensed consolidated interim financial statements for such periods. On October 4, 1996, Big Flower Press consummated the acquisition of Scanforms, Inc. ("Scanforms") in a transaction accounted for as a pooling of interests. Accordingly, the Big Flower Press financial information has been restated for prior periods to include the results of Scanforms for all periods presented. The table should be read in conjunction with those Consolidated Financial Statements which are contained in the Incorporated Documents.

    Earnings per share data are not provided for the operating results of Big Flower Press and its subsidiaries as Big Flower Press is a wholly-owned subsidiary of Holdings.

                                   PREDECESSOR TC
                                    ADVERTISING                                 BIG FLOWER PRESS
                                --------------------   -------------------------------------------------------------------
                                                                                 SIX MONTHS
                                                                                 TRANSITION
                                                                                   PERIOD
                                  YEAR     42 DAYS      323 DAYS       YEAR         ENDED          YEAR           YEAR
                                 ENDED      ENDED        ENDED        ENDED       DECEMBER        ENDED          ENDED
                                JUNE 30,  AUGUST 11,    JUNE 30,     JUNE 30,        31,       DECEMBER 31,   DECEMBER 31,
                                  1993       1993         1994         1995         1995           1996           1997
                                --------  ----------   ----------   ----------   -----------   ------------   ------------

                                                                         (IN THOUSANDS)
OPERATING DATA:
Net sales.....................  $555,013   $59,584      $587,630     $ 920,149     $546,840     $1,201,860     $1,376,706
Operating income..............    22,436       665        25,488        50,712       39,739         69,343         96,694
Interest expense(a)...........     6,792       578        19,735        37,452       19,072         36,165         40,380
Income (loss) before income
  taxes and extraordinary
  items.......................    10,204      (228)         (549)        5,268       12,694          4,998        (10,330)
Income (loss) before
  extraordinary item..........     4,685      (139)       (3,277)       (1,612)       6,491         (3,285)       (32,666)
Extraordinary item, net(b)....                                                      (19,248)        (2,078)       (13,463)
Net income (loss).............     4,685      (139)       (3,277)       (1,612)     (12,757)        (5,363)       (46,129)
Ratio of earnings to fixed
  charges(c)..................       1.7x       --(d)         --(d)        1.1x         1.5x           1.1x            --(d)
OTHER DATA:
EBITDA(e).....................  $ 34,560   $ 1,901      $ 54,238     $  93,699     $ 58,372     $  122,588     $  164,016
Net cash provided by (used in)
  operating activities........    21,823    (6,363)       31,514        47,597       27,881        135,936        118,088
Net cash provided by (used in)
  investing activities........    10,708    (1,280)     (270,223)       (7,013)     (19,050)      (170,849)      (316,601)
Net cash provided by (used in)
  financing activities........   (31,543)    6,209       241,975       (39,789)      (4,326)        29,941        199,620
Capital expenditures..........     6,967     1,280         6,133         8,496       16,812         55,391         74,045
PRO FORMA DATA:(f)
Net sales.....................                                                                                 $1,662,671
Operating income..............                                                                                    122,387
EBITDA........................                                                                                    212,996
Interest expense..............                                                                                     60,442
Ratio of EBITDA to interest
  expense.....................                                                                                       3.52x
BALANCE SHEET DATA (AT PERIOD
  END):
Working capital(g)............  $ (3,597)               $ 25,198     $  34,173     $ 29,797     $  (30,821)    $  (16,519)
Net property, plant and
  equipment...................    62,850                 152,306       137,081      145,323        296,426        366,876
Total assets..................   160,356                 521,461       502,939      573,393        749,742      1,054,268
Long-term debt, net of current
  portion(g)..................    34,485                 331,940       301,935      274,161        430,766        590,045
Redeemable preferred stock of
  a subsidiary................                            16,913        19,357
Stockholder's equity..........    32,663                  19,449        16,593       84,476         96,350        179,242



                                        NINE MONTHS
                                           ENDED
                                       SEPTEMBER 30,
                                ---------------------------
                                    1997           1998
                                ------------   ------------

OPERATING DATA:
Net sales.....................   $   955,918    $ 1,236,879
Operating income..............        59,543         90,599
Interest expense(a)...........        29,309         41,502
Income (loss) before income
  taxes and extraordinary
  items.......................        23,595         45,073
Income (loss) before
  extraordinary item..........        12,134         24,339
Extraordinary item, net(b)....       (13,463)
Net income (loss).............        (1,329)        24,339
Ratio of earnings to fixed
  charges(c)..................           1.6x           1.8x
OTHER DATA:
EBITDA(e).....................   $   106,775    $   154,497
Net cash provided by (used in)
  operating activities........        66,285         60,892
Net cash provided by (used in)
  investing activities........       (92,497)      (149,267)
Net cash provided by (used in)
  financing activities........        25,816         88,858
Capital expenditures..........        60,071         69,967
PRO FORMA DATA:(f)
Net sales.....................   $ 1,209,871    $ 1,265,595
Operating income..............        83,744         92,174
EBITDA........................       151,153        159,095
Interest expense..............                       46,307
Ratio of EBITDA to interest
  expense.....................                         3.44x
BALANCE SHEET DATA (AT PERIOD
  END):
Working capital(g)............   $   (23,710)   $     5,145
Net property, plant and
  equipment...................       325,033        436,288
Total assets..................       814,507      1,246,290
Long-term debt, net of current
  portion(g)..................       496,092        713,192
Redeemable preferred stock of
  a subsidiary................
Stockholder's equity..........        92,083        205,581

                                                     FOOTNOTES ON FOLLOWING PAGE

(a) Interest expense excludes amortization of deferred financing fees for all periods. Interest expense for the year ended December 31, 1996 includes the amortization of interest rate swap fees of $1.2 million.

(b) Big Flower Press' net loss for the six months ended December 31, 1995 includes an extraordinary loss of $19.2 million, net of tax, on early extinguishment of debt and termination of a swap agreement. The net loss for the year ended December 31, 1996 includes an extraordinary loss of $2.1 million, net of tax, on early extinguishment of debt. The net losses for the year ended December 31, 1997 and the nine months ended September 30, 1997 include extraordinary losses of $13.5 million, net of tax, on the early extinguishment of debt.

(c) For purposes of this computation, fixed charges consist of interest expense and amortization of deferred financing fees, capitalized interest and one-third of rental expenses, representative of that portion of rental expenses attributable to interest and preferred stock dividends. Earnings consist of income before income taxes plus fixed charges (other than capitalized interest, but including the amortization thereof).

(d) Earnings were inadequate to cover fixed charges by $0.2 million for predecessor TC Advertising for the 42 days ended August 11, 1993 and $0.8 million for Big Flower Press for the 323 days ended June 30, 1994. Earnings were also insufficient to cover fixed charges by $11.8 million for the year ended December 31, 1997 due primarily to the non-recurring $58.2 million write-off of in-process technology resulting from the acquisition of Columbine. Adjusted to eliminate non-cash charges of depreciation and amortization of $28.8 million and $67.3 million for the 323 days ended June 30, 1994 and the year ended December 31, 1997, respectively, such earnings would have exceeded fixed charges by $27.9 million and $55.5 million, respectively.

(e) "EBITDA" represents the sum of operating income, depreciation, amortization of intangibles and merger costs. EBITDA does not include costs associated with the A/R Securitization (as defined below) and is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditure and working capital requirements. It should not be construed as a better indicator of operating performance than operating income as determined in accordance with generally accepted accounting principles ("GAAP"), or a better indicator of liquidity than cash flow from operating activities as determined in accordance with GAAP. The Company's definition of EBITDA might not be the same as that of other companies.

(f) Pro forma data adjusts the historical financial data to reflect the following events as if they had occurred at the beginning of 1997:

    - inclusion of all 1997 and 1998 acquisitions with the exception of the November 1998 acquisitions of DSI Datatrak Systems, Inc. and The Admagic Group Limited, which were not material, either individually or in the aggregate, and not including the 1999 acquisition of Colorgraphic Direct Response Limited for which information is not yet available;

    - exclusion of sales under a production arrangement with an unconsolidated printing venture in which the Company had a minority interest and the profits related to those sales (the Company sold its minority interest in the first quarter of 1998 and terminated the production agreement);

    - exclusion of non-recurring costs related to acquisitions, the Company's 1997 secondary stock offering as well as extraordinary losses related to the termination of a credit facility and early extinguishment of debt; and

    - the issuance of the Notes, the application of the net proceeds therefrom to reduce borrowings under the Company's Credit Facility and related impact on interest expense.

(g) On October 4, 1996, the Company entered into a six-year agreement (the "A/R Securitization") pursuant to which it may sell fractional undivided beneficial interests in a designated pool of certain eligible accounts receivable. The maximum allowable amount of receivables to be sold is $150.0 million. The amount outstanding at any measurement date varies based upon the level of eligible receivables. Working capital balances since 1996 reflect the effect of that program. At September 30, 1998, interests of $94.7 million had been sold and were outstanding under the A/R Securitization. This amount is not reflected in the Company's long-term debt included above.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS, BEFORE DECIDING TO SURRENDER THE PRIVATE NOTES IN EXCHANGE FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER.

LEVEL OF INDEBTEDNESS--WE HAVE SIGNIFICANT LEVELS OF INDEBTEDNESS WHICH COULD AFFECT OUR OPERATIONS

    Assuming we had issued the Notes and applied the proceeds on September 30, 1998, we would have had consolidated indebtedness of approximately $722.1 million, including capitalized lease obligations. Of this amount, $122.0 million would have been senior debt, including $96.5 million of subsidiaries' borrowings under the Credit Facility that are guaranteed by the Company, and $350 million would have been the principal amount of the Company's outstanding 8 7/8% Notes, which will rank equally with the Notes. Based on the same assumptions, at September 30, 1998 we also would have had additional availability of approximately $423.2 million under the Credit Facility; however, we are subject to certain leverage ratio restrictions in the Credit Facility that may significantly curtail our ability to incur such indebtedness. See "Description of the Credit Facility."

    In addition, subject to the restrictions in the Credit Facility, the indenture for the 8 7/8% Notes dated as of June 20, 1997 (as supplemented, the "8 7/8% Indenture") and the indenture governing the Notes (the "Indenture"), we may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes. At September 30, 1998, we also had significant commitments under operating leases and approximately $94.7 million was outstanding under the A/R Securitization. In addition, on October 20, 1997, Holdings issued $118.6 million of debentures (the "Debentures") in connection with the issuance of the 6% Convertible Quarterly Income Preferred Securities of Big Flower Trust I.

    The level of Big Flower Press' (and Holdings') consolidated indebtedness could have important consequences for you. For example it could:

    - require a significant portion of our cash flow from operations to be dedicated to debt service, including debt service on the Debentures, and such cash would therefore not be available for other purposes;

    - limit our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions; and

    - limit our flexibility in reacting to changes in its industry and economic conditions generally.

Certain of the our competitors currently operate on a less leveraged basis, and have significantly greater operating and financing flexibility than we do.

HOLDING COMPANY STRUCTURE--OUR OPERATING SUBSIDIARIES PROVIDE OUR CASH FLOW BUT
  THEY ARE NOT OBLIGATED TO MAKE PAYMENTS ON OR GUARANTEE THE NOTES, WHICH EFFECTIVELY SUBORDINATES THE NOTES TO INDEBTEDNESS OF THESE SUBSIDIARIES

    Big Flower Press is a holding company. Our only material assets consist of the outstanding shares of capital stock of our subsidiaries. We are the sole obligor on the Notes, and the Notes are not guaranteed by any of our subsidiaries or by Holdings. Therefore, the Notes are structurally subordinated to all indebtedness of our subsidiaries.

    We must rely on dividends and other advances and transfers of funds from our subsidiaries to provide the funds necessary to meet our debt service obligations under the Notes and the 8 7/8% Notes, and to pay dividends to Holdings which enable Holdings to make interest payments on the Debentures. The ability of our subsidiaries to pay such dividends and make such advances and transfers will be subject to applicable state laws regulating the payment of dividends. Creditors of our subsidiaries, including general creditors, will generally have preferential rights to satisfy their claims from the assets of such subsidiaries before Big Flower Press, and the holders of the Notes may satisfy their claims from the assets of such subsidiaries that remain.

    Assuming we had issued the Notes and applied the proceeds on September 30, 1998 our subsidiaries would have had approximately $447.3 million of liabilities (including trade payables and amounts outstanding under the Credit Facility). In addition, at September 30, 1998, certain of our subsidiaries had significant commitments under operating leases.

COMPETITION--OUR INDUSTRY IS HIGHLY COMPETITIVE

    The advertising and marketing services industry in which we operate is highly competitive in most product categories and geographic regions. Competition is largely based on price, quality and servicing the specialized needs of customers. During recent periods of economic downturn, excess production capacity in the business sectors in which we operate has resulted in more competitive pricing in such sectors.

RAW MATERIALS--SOME OF OUR PRODUCTS HAVE A HIGH PAPER CONTENT, AND THE PRICE AND
  AVAILABILITY OF PAPER COULD MATERIALLY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

    The prices that we charge for our products that contain paper depend, in part, on the price we pay for paper. TC Advertising is our largest operating unit and it uses large quantities of paper in its operation. As a result, the cost of paper significantly affects our net sales. TC Advertising is generally able to pass increases in the cost of paper on to its customers, while decreases in paper costs generally result in lower prices to customers.

    Volatility in paper costs results in a corresponding volatility in our net sales. However, volatility in paper costs generally has not affected our production volume or profits to any significant extent. If there are future paper cost increases and we are not able to pass such increases on to our customers, or our customers reduce the size of their print advertising programs, our results of operations (primarily those of TC Advertising) could be materially adversely affected.

    Production capacity in the paper industry has remained relatively stable in recent years. Increases or decreases in demand for paper have led to corresponding pricing changes and, in periods of high demand, to limitations on the availability of certain grades of paper, including grades of paper that we use. Any loss of the sources for paper supply or any disruption in such sources' business or failure by them to meet our product needs on a timely basis could cause, at a minimum, temporary shortages in needed materials which could have a material adverse effect on our results of operations. We actively manage our paper supply and have established strong relationships with our suppliers, which include many of the leading paper companies in North America. However, we cannot assure you that our sources of supply for paper will be adequate. In the event that such sources are not adequate, we cannot assure you that we will be able to develop alternative sources in a timely manner.

MANAGEMENT OF GROWTH--OUR ACQUISITION STRATEGY IS A KEY ELEMENT OF OUR OVERALL BUSINESS STRATEGY

    Our primary objective is to be the leading provider of marketing and advertising services for retailers, national manufacturers and advertising agencies, among others. One of the key elements of our strategy includes strategic acquisitions to expand and diversify our products and services in the advertising and marketing services industry. Over the past five years, we have completed 27 acquisitions to increase and diversify our industry position. We continue to seek similar or complementary businesses and intend to continue our acquisition program in the future.

    Our acquisition program may require significant management time and capital resources. In order to complete such acquisitions, we are likely to need to incur and/or assume indebtedness and other obligations, issue equity securities or undertake some combination of such financing techniques. We cannot assure you that we will be able to successfully arrange such financing in the future.

    While we anticipate that our acquisitions will be beneficial, we cannot predict if any such transactions will be consummated, the terms or forms of consideration required in any such transactions, nor whether the acquired businesses will be successfully integrated into our operations. Accordingly, we cannot assure you that such acquisitions will not have a material adverse effect on our performance.

CERTAIN FINANCIAL AND OPERATING RESTRICTIONS--WE ARE SUBJECT TO CERTAIN
  RESTRICTIONS UNDER EXISTING AGREEMENTS THAT MAY LIMIT OUR ABILITY TO ENGAGE IN CERTAIN BUSINESS TRANSACTIONS OR TO MAKE PRINCIPAL AND INTEREST PAYMENTS ON THE NOTES

    Under the terms of our Credit Facility, the 8 7/8% Indenture, the Indenture and our other outstanding debt instruments we are subject to certain operating and financial restrictions affecting, and in certain cases limiting, among other activities, our ability to:

    - incur additional indebtedness or create liens on our assets,

    - pay dividends,

    - sell assets,

    - engage in mergers or acquisitions, or

    - make investments.

If we fail to comply with any such restrictions our ability to borrow could be limited or we may be in default under the terms of any such indebtedness. We cannot assure you that we will be able to comply with such restrictions.

    Our ability to engage in certain business transactions which we may desire to consummate could be limited by such restrictions. Our inability to consummate any such transaction could have an adverse effect on our operations and our ability and the ability of our subsidiaries to make principal and interest payments on their outstanding debt, including the Notes.

LIMITATION ON A CHANGE OF CONTROL--WE MAY NOT HAVE THE FINANCIAL ABILITY TO
  PURCHASE THE NOTES IF A CHANGE OF CONTROL OCCURS

    If a Change of Control (as defined on page 42) were to occur, we would be required to make offers to purchase all outstanding Notes and 8 7/8% Notes at a price equal to 101% of the principal amount to be purchased, plus accrued and unpaid interest. However, under the terms of the Credit Facility, we are prohibited from purchasing any Notes or 8 7/8% Notes. The Credit Facility also provides that the occurrence of certain Change of Control events with respect to Big Flower Press constitutes a default. As a result, in the event of a Change of Control, we must offer to repay all borrowings under the Credit Facility or obtain the consent of our lenders under the Credit Facility to the purchase of Notes and 8 7/8% Notes. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing Notes and 8 7/8% Notes. In such circumstances, our failure to purchase Notes and 8 7/8% Notes tendered to us would constitute a default under the Indenture and the 8 7/8% Indenture, each of which, in turn, would constitute a default under the Credit Facility.

    We cannot assure you that we would have the financial ability to purchase the Notes and 8 7/8% Notes if a Change of Control were to occur. We cannot assure you that we would be able to comply with all of our obligations under the Credit Facility, the 8 7/8% Indenture, the Indenture and the other indebtedness if a Change of Control were to occur. See "Description of the Exchange Notes--Change of Control."

ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATIONS--WE ARE SUBJECT TO GOVERNMENTAL
  AND ENVIRONMENTAL REGULATIONS, AND WE CANNOT ASSURE YOU THAT THEY WILL NOT HAVE A MATERIAL ADVERSE EFFECT ON US

    We are subject to federal, state, local and foreign environmental laws, regulations and ordinances relating to protection of the environment and human health and safety, including those concerning the discharge, storage, handling and disposal of hazardous or toxic waste and materials. Such laws, regulations and ordinances provide for the imposition of significant fines and penalties and may impose liability for the costs of cleaning up sites of past spills, disposals or other releases of hazardous substances.

    From time to time, our operations have resulted or may result in non-compliance with or liability for cleanup pursuant to such laws, regulations and ordinances. In addition, TC Advertising and Webcraft have been identified as potentially responsible parties under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and under certain analogous state laws, for several sites to which TC Advertising or Webcraft, among others, sent waste in the past. We believe that any such non-compliance or liability under current environmental laws will not have a material adverse effect on our results of operations and financial condition, but we cannot assure you that this will be the case. Also, management cannot predict what environmental laws will be enacted in the future, how existing or future laws or regulations will be enforced, administered or interpreted, or the amount of future expenditures which may be required in order to comply with such laws.

RELIANCE ON KEY PERSONNEL--WE HAVE A SMALL NUMBER OF KEY MANAGEMENT AND
  OPERATING PERSONNEL

    Our success will largely be determined by the efforts of a relatively small number of key management and operating personnel. The loss of any of such personnel could adversely affect us. Our success also depends in part upon our ability to hire and retain highly qualified operating, marketing, financial and technical personnel. We cannot assure you that we will be able to hire or retain necessary personnel.

RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS--OUR BUSINESS, OPERATING RESULTS AND
  FINANCIAL POSITION MAY BE MATERIALLY ADVERSELY AFFECTED IF COLUMBINE DOES NOT MEET THE CHALLENGES POSED BY RAPID TECHNOLOGICAL CHANGE AND THE NEED TO INTRODUCE NEW PRODUCTS

    Columbine must continually change and improve its products in response to changes in operating systems, application and networking software, computer and communications hardware, programming tools and computer language technology. Our future operating results may be affected by Columbine's ability to enhance its current products and to develop and introduce new products that address the increasingly sophisticated needs of its customers and that keep pace with technological developments, new competitive product offerings and emerging industry standards. If Columbine does not respond adequately to these needs in a timely manner, our business, operating results and financial condition may be materially adversely affected.

YEAR 2000 READINESS AND RISKS--YEAR 2000 ISSUES MAY CAUSE DISRUPTIONS TO OUR
  OPERATIONS

    Year 2000 issues result from the inability of computer programs or computerized equipment to accurately calculate, store or use a date subsequent to December 31, 1999. The erroneous date can be interpreted in a number of different ways; typically, the year 2000 is interpreted as the year 1900. This could result in a system failure or miscalculations causing disruptions of operations, such as a temporary inability to process transactions, send invoices or engage in similar normal business activities.

    We have undertaken a comprehensive program to address the issue of computer software and embedded microchips which are unable to distinguish between the year 1900 and the year 2000 within the Company and in the products and services we purchase from our material suppliers (the "Year 2000 Project"). We have established Year 2000 teams at TC Advertising, Webcraft, Laser Tech and

Columbine, as well as at our headquarters. As of September 30, 1998, the estimated total cost of the Year 2000 Project was approximately $4.5 million, of which approximately $3.0 million reflected allocation of internal costs and approximately $1.5 million reflected amounts for external consultants, equipment, hardware and software. The total amount spent on the Year 2000 Project through September 30, 1998 was approximately $2.2 million, of which approximately $1.8 million reflected allocation of internal costs and approximately $0.4 million related to external costs, principally consultants.

    If we fail to address a material Year 2000 issue, certain of our normal business activities or operations could be interrupted, or fail. Due to the diversity and decentralized nature of our operations, there are few systems the failure of which would have a material adverse effect on Big Flower Press as a whole. Nonetheless, we rely upon utility companies, telecommunication services providers, the United States Postal Service, the financial services industry and other suppliers outside of our control, and we cannot assure you that such suppliers or other third parties will not suffer a Year 2000 business disruption.

    We believe that the most reasonably likely worst case scenario is that the systems or equipment of one or more third parties fail. If such a failure occurs, one or more of our operations could be reduced or suspended and this could have a material adverse effect on our consolidated financial position or results of operations. Because of the general uncertainty inherent in the Year 2000 issue, resulting in part from the uncertainty of the Year 2000 readiness of our material vendors and customers and their respective customers, we cannot determine at this time whether the consequences of Year 2000 failures will have a material impact on our consolidated financial condition or results of operations. We expect the Year 2000 Project to significantly reduce our level of uncertainty about the Year 2000 issue and, in particular, about the Year 2000 compliance and readiness of our material vendors and customers. We believe that, with the implementation of new business systems and completion of the Year 2000 Project as scheduled, the possibility of significant interruptions of normal operations should be greatly reduced.

LACK OF PUBLIC MARKET FOR THE NOTES--THERE IS CURRENTLY NO MARKET FOR THE
  EXCHANGE NOTES, AND YOU CANNOT BE SURE THAT ONE WILL DEVELOP

    The Exchange Notes are new securities for which there is currently no market. We can give you no assurance as to the development or liquidity of any market for the Exchange Notes. If a market for the Exchange Notes does develop, the Exchange Notes could trade at prices that may be higher or lower than their principal amount depending upon many factors. Such factors would include:

    - prevailing interest rates;

    - our operating results; and

    - the markets for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. If a market for the Exchange Notes does develop, such a market may be subject to similar disruptions.

FAILURE TO EXCHANGE PRIVATE NOTES--IF YOU WISH TO TENDER YOUR PRIVATE NOTES FOR
  EXCHANGE, YOU MUST COMPLY WITH THE REQUIREMENTS DESCRIBED IN THIS PROSPECTUS

    You will receive Exchange Notes in exchange for Private Notes only after the Exchange Agent receives such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation within the time limits described below. If you wish to tender your Private Notes in exchange for Exchange Notes, you should allow sufficient time for delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer.

    In addition, if you tender Private Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds Private Notes acquired for its own account as a result of market-making or other trading activities and who receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

    To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes is not tendered or is tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

                        NO CASH PROCEEDS TO THE COMPANY

    This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. We will not receive any proceeds from the issuance of the Exchange Notes, and we have agreed to pay for the expenses of the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive, in exchange, Private Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Private Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in our outstanding debt.

                                 CAPITALIZATION

    This table sets forth our capitalization as of September 30, 1998, and as adjusted to give effect to the issuance of the Notes and the application of the proceeds thereof. You should read this table in conjunction with the Summary Financial Data and our Consolidated Financial Statements incorporated by reference in this prospectus.

                                                                                     SEPTEMBER 30, 1998
                                                                            ------------------------------------
                                                                              ACTUAL    ADJUSTMENTS   PRO FORMA
                                                                            ----------  -----------  -----------
                                                                                       (IN THOUSANDS)
Long-term debt (a):
  Credit Facility (b).....................................................  $  339,800   ($243,300)(c)  $  96,500
  8 7/8% Notes............................................................     350,113                  350,113
  The Notes...............................................................      --         250,000(c)    250,000
  Other debt..............................................................      25,496                   25,496
                                                                            ----------  -----------  -----------
  Total long-term debt....................................................     715,409       6,700      722,109

Total stockholder's equity................................................     205,581                  205,581
                                                                            ----------  -----------  -----------
Total capitalization......................................................  $  920,990   $   6,700    $ 927,690
                                                                            ----------  -----------  -----------
                                                                            ----------  -----------  -----------

------------------------

(a) Includes current portion of long term debt in the amount of $2.2 million and does not include $94.7 million outstanding under the A/R Securitization.

(b) Based on the Credit Facility of $530.0 million, total availability would have been $423.2 million which reflects $530.0 million less borrowings of $96.5 million which would have been outstanding as of September 30, 1998 on a pro forma basis, less letters of credit of $10.3 million.

(c) Represents the issuance of the Private Notes, the net proceeds of which were used to repay borrowings under the Credit Facility.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    We sold the Private Notes on December 9, 1998 (the "Issue Date") to BT Alex. Brown Incorporated, Chase Securities Inc., and Goldman, Sachs & Co. (collectively the "Initial Purchasers") pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Private Notes to (a) "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A, and to (b) persons in offshore transactions in reliance on Regulation S under the Securities Act. As a condition to the initial sale of the Private Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement on December 9, 1998. Pursuant to the Registration Rights Agreement, we agreed to (i) file with the Commission within 60 days after the Issue Date a registration statement under the Securities Act with respect to the Exchange Notes and (ii) use our reasonable best efforts to cause such Registration Statement to become effective under the Securities Act within 120 days after the Issue Date. We agreed to issue and exchange the Exchange Notes for all Private Notes validly tendered and not withdrawn before the expiration of the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement is intended to satisfy certain of our obligations under the Registration Rights Agreement and the Purchase Agreement.

TERMS OF THE EXCHANGE OFFER

    Based on the terms and conditions in this prospectus and in the Letter of Transmittal, we will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date.

    We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000.

    The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the Exchange Notes will be registered for the exchange offer under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the registration rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

    As of the date of this prospectus, $250,000,000 in aggregate principal amount of the Private Notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for The Depository Trust Company (the "Depositary" or "DTC"). Solely for reasons of administration, the Company has
fixed the close of business on   -  , 1999 as the record date for the Exchange
Offer for purposes of determining the persons to whom this prospectus and the Letter of Transmittal will be mailed initially. There will be no fixed record date for determining holders of the Private Notes entitled to participate in the Exchange Offer.

    As a holder of the Private Notes, you do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

    We shall be deemed to have accepted validly tendered Private Notes when, and if, we give oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from us.

    If you tender Private Notes in the Exchange Offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time on
  - , 1999, unless we extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

    In order to extend the Exchange Offer, we will (i) notify the Exchange Agent of any extension by oral or written notice and (ii) issue a press release or other public announcement which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    We reserve the right (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if, in the opinion of counsel for us, the consummation of the Exchange Offer would violate any applicable law, rule or regulation or any applicable interpretation of the staff of the Commission, to terminate or amend the Exchange Offer by giving oral or written notice of such delay, extension, termination or amendment to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a press release or other public announcement thereof. If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the holders, and we will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

    Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

    The Exchange Notes will accrue cash interest on the same terms as the Private Notes, I.E., at the rate of 8 5/8% per annum from December 9, 1998, payable semi-annually in arrears on January 1 and July 1 of each year, commencing July 1, 1999.

RESALE OF THE EXCHANGE NOTES

    Based upon interpretations by the staff of the Commission set forth in certain no-action letters issued to third parties, we believe that if you exchange Private Notes for Exchange Notes in the ordinary course of business, you are not participating, do not intend to participate, and have no arrangement with any person to participate in a distribution of the Exchange Notes, and if you are not an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act, you will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires the Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enumerated in such no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

    Each broker-dealer that receives the Exchange Notes for its own account in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, we have agreed to make this prospectus, as it may be amended or supplemented from time to time, available to any such broker-dealer that requests copies of such prospectus in the Letter of Transmittal for use in connection with any such resale for a period of up to 180 days after the registration statement relating to the exchange is declared effective. See "Plan of Distribution."

PROCEDURES FOR TENDERING

    If you wish to tender Private Notes you must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if so required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "--Exchange Agent" for receipt prior to the Expiration Date. In addition, either:

    - certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal,

    - a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or

    - you must comply with the guaranteed delivery procedures described below.

    If you do not withdraw your tender of Private Notes prior to the Expiration Date, it will constitute an agreement between you and Big Flower Press in accordance with the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR ANY PRIVATE NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

    If you are a beneficial owner of the Private Notes and your Private Notes are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Private Notes, you should contact such intermediary promptly and instruct such intermediary to tender the Private Notes on your behalf.

    Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless you tender your Private Notes
(i) as a registered holder and you have not completed the box titled "Special Delivery Instruction" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the NASD, a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

    If you sign the Letter of Transmittal even though you are not the registered holder of any Private Notes listed in such Letter of Transmittal, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder exactly as the registered holder's name appears on such Private Notes.

    In connection with any tender of Private Notes in definitive certificated form, if you sign the Letter of Transmittal or any Private Notes or bond powers in your capacity as trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or if you are otherwise acting in a fiduciary or representative capacity, you should so indicate when signing, and, unless waived by the Company, you must submit evidence satisfactory to the Company of your authority to so act with the Letter of Transmittal.

    The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of Private Notes within such time as we shall determine. Although we intend to notify holders of defects or irregularities in connection with tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

    We have no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer. We reserve the right in our sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date and, to the extent permitted by applicable law, to purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering Private Notes pursuant to the Exchange Offer, you will represent to the Company that, among other things,

    (a) you have full power and authority to tender, sell, assign and transfer the Private Notes tendered,

    (b) the Company will acquire good, marketable and unencumbered title to the Private Notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the Private Notes are accepted by the Company,

    (c) the Exchange Notes to be acquired by you in connection with the Exchange Offer are being acquired by you in the ordinary course of business,

    (d) you have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes,

    (e) you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the Exchange Offer for the purposes of distributing the Exchange Notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the Exchange Notes acquired by you and cannot rely on the position of the staff of the Commission set forth in certain no-action letters,

    (f) you understand that a secondary resale transaction described in clause
       (e) above and any resales of Exchange Notes obtained by you in exchange for Private Notes acquired by you directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission, and

    (g) you are not an "affiliate", as defined in Rule 405 under the Securities Act, of the Company.

If you are a broker-dealer and you will receive Exchange Notes for your own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the Letter of Transmittal that you will deliver a prospectus in connection with any resale of such Exchange Notes.

RETURN OF PRIVATE NOTES

    If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, such unaccepted, withdrawn or nonexchanged Private Notes will be returned without expense to (a) the tendering holder thereof or (b) in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary, as promptly as practicable.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing the Depositary to transfer such Private Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depositary, you have to transmit the Letter of Transmittal or a facsimile thereof, with any required signature guarantees and any other required documents, to the Exchange Agent at the address set forth below under "--Exchange Agent" for its receipt on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    If you wish to tender your Private Notes and (i) your Private Notes are not readily available so you can meet the Expiration Date deadline or (ii) you cannot deliver your Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, you may nonetheless effect a tender if:

        (a) The tender is made through an Eligible Institution;

        (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of such Private Notes, if applicable, and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five NYSE trading days after the Expiration Date, the Letter of Transmittal, or a facsimile thereof, together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) Such properly executed Letter of Transmittal, or facsimile thereof, as well as the certificate(s) representing all tendered Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the Expiration Date.

    The Exchange Agent will send you a Notice of Guaranteed Delivery upon your request if you wish to tender your Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, you may withdraw your tender of Private Notes at any time prior to the Expiration Date.

    To withdraw a tender of Private Notes in the Exchange Offer, the Exchange Agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers, if applicable, and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees).

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION OF CERTAIN RIGHTS

    All registration rights under the Registration Rights Agreement accorded to holders of the Private Notes (and all rights to receive additional interest in the event of a Registration Default as defined therein) will terminate upon consummation of the Exchange Offer, except with respect to the Company's continuing obligation, for a period of up to 180 days after the Registration Statement is declared effective, to keep the Registration Statement effective and to provide copies of the latest version of the prospectus to any broker-dealer that requests copies of such prospectus in the Letter of Transmittal for use in connection with any resale by such broker-dealer of Exchange Notes received for its own account pursuant to the Exchange Offer in exchange for Private Notes acquired for its own account as a result of market-making or other trading activities.

EXCHANGE AGENT

    State Street Bank and Trust Company is the Exchange Agent for the Exchange Offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery to the Exchange Agent, addressed as follows:

BY MAIL:                                                  BY HAND/OVERNIGHT DELIVERY:
State Street Bank and Trust Company                       State Street Bank and Trust Company
Corporate Trust Department                                Corporate Trust Department
P.O. Box 778                                              4th Floor
Boston, MA 02102-0078                                     Two International Place
                                                          Boston, MA 02110
Attn.: Kellie Mullen
                                                          Attn.: Kellie Mullen
(For Eligible Institutions Only)
Confirm by Telephone:                                     By Facsimile:
(617) 664-5587                                            (617) 664-5290

State Street Bank and Trust Company also serves as Trustee under the Indenture and the 8 7/8% Indenture.

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by us. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile transmission, e-mail, telephone or in person by officers and regular employees of the Company and its affiliates.

    We have not retained a dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

    Any expenses you will incur in connection with the Exchange Offer, including registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees, and printing costs, will be paid by us.

    We will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If you do not submit satisfactory evidence of payment of such taxes or exemption therefrom with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to you.

CONSEQUENCE OF FAILURE TO EXCHANGE

    Participation in the Exchange Offer is voluntary. You are urged to consult your financial and tax advisors in making your decisions on what action to take.

    Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain "restricted securities" within the meaning of Rule 144(a)(3)(iv) of the Securities Act. Accordingly, such Private Notes may not be offered, sold, pledged or otherwise transferred except:

    - to a person who the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A,

    - in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act,

    - pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available),

    - pursuant to an effective registration statement under the Securities Act, or

    - pursuant to another available exemption from the registration requirements of the Securities Act,

and, in each case, in accordance with all other applicable securities laws.

ACCOUNTING TREATMENT

    For accounting purposes, we will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the remaining term of the Notes.

                       DESCRIPTION OF THE CREDIT FACILITY

    On June 12, 1997, Big Flower Press entered into the Credit Facility with a syndicate of banks and Bankers Trust Company as Administrative Agent and Collateral Agent and Credit Suisse First Boston as Documentation Agent. The Credit Facility was amended and restated as of June 22, 1998. Pursuant to the Credit Facility, certain of our existing and future domestic subsidiaries (the "Domestic Subsidiary Borrowers") may borrow, subject to certain conditions, up to $530 million on a revolving credit basis, of which up to $30.0 million is available as US dollar denominated swingline loans and up to $45.0 million is available as US dollar denominated letters of credit. The Credit Facility includes a Pounds Sterling Sub-Facility of up to $162 million (on a U.S. dollar equivalent basis) which permits certain of our existing and future U.K. subsidiaries (the "U.K. Subsidiary Borrowers" and, together with the Domestic Subsidiary Borrowers, the "Subsidiary Borrowers") to borrow funds, subject to certain conditions, in pounds sterling on a revolving credit basis, of which up to L20.0 million is available as pounds sterling denominated swingline loans and up to $45.0 million (on a US dollar equivalent basis) is available as letters of credit denominated in pounds sterling. Borrowings under the Credit Facility are available for general corporate purposes, permitted acquisitions and investments.

    Each of Holdings, the Company and each other wholly-owned domestic subsidiary of Holdings guaranteed all obligations of the Subsidiary Borrowers under the Credit Facility. Certain wholly-owned U.K. subsidiaries of Holdings guaranteed all obligations of the U.K. Subsidiary Borrowers under the Credit Facility. The Domestic Subsidiary Borrowers are joint and several borrowers under the Credit Facility and, as such, are jointly and severally obligated with respect to all obligations of the Domestic Subsidiary Borrowers under the Credit Facility. The U.K. Subsidiary Borrowers are joint and several borrowers under the Pounds Sterling Sub-Facility and, as such, are jointly and severally obligated with respect to all obligations of the U.K. Subsidiary Borrowers under the Credit Facility. Holdings and each of its wholly-owned domestic subsidiaries (including the Company) have, subject to certain exceptions, pledged all of the stock and other equity interests and intercompany notes owned by them as collateral under the terms of the Credit Facility to secure their respective obligations under the Credit Facility or guaranty, as the case may be, PROVIDED that no more than 65% of the voting common stock or other equity interests entitled to vote of each first-tier foreign subsidiary has been pledged under the terms of the Credit Facility. The U.K. Subsidiary Borrowers and certain of their wholly-owned U.K. Subsidiaries have pledged all of the stock and other equity interests and intercompany notes owned by them as collateral under the terms of the Credit Facility to secure their respective obligations under the Credit Facility or guaranty, as the case may be, subject to certain exceptions.

    The Credit Facility provides that the revolving credit facility terminates and all loans thereunder must be repaid on June 12, 2002. Under the Credit Facility, outstanding loans (other than swingline loans and loans denominated in pounds sterling) bear interest at the Applicable Margin described below over, at our option, (i) Base Rate or (ii) LIBOR. Base Rate is defined as the higher of
(x) 1/2 of 1% in excess of the Federal Funds Rate (as defined in the Credit Facility) and (y) the prime lending rate of Bankers Trust Company in effect from time to time. The Applicable Margin varies depending on Holdings' leverage ratio, as tested on a rolling four quarter basis, and defined generally as the ratio of debt to earnings, plus interest, taxes, depreciation and amortization (the "Leverage Ratio"). The Applicable Margin for LIBOR loans ranges from 0.50% to 1.75%. For Base Rate loans the Applicable Margin varies from 0.00% to 0.75%. Swingline loans denominated in US dollars bear interest at the Applicable Margin over Base Rate and letter of credit fees are charged at a rate, varying with the Leverage Ratio, from 0.50% to 1.75%. Outstanding loans denominated in pounds sterling (other than swingline loans denominated in pounds sterling) bear interest at the Applicable Margin for LIBOR loans over the Sterling Euro Rate plus the MLA Costs (as defined in the Credit Facility) incurred by the banks in order to comply with U.K. mandatory liquid asset requirements. Swingline loans denominated in pounds sterling bear interest at the Applicable Margin for LIBOR loans plus the overnight LIBOR rate plus MLA Costs.

    Holdings may voluntarily terminate the banks' commitments under the Credit Facility at any time, subject to three Business Days' notice. The Credit Facility also provides for mandatory reductions of the banks' commitments in the event Holdings, the Company or any of their respective subsidiaries incurs debt or issues preferred stock (other than certain permitted debt or preferred stock).

    The Credit Facility contains restrictions that include limitations on Holdings and its subsidiaries with respect to:

    - the incurrence, creation and maintenance of liens (other that permitted liens),

    - the incurrence and maintenance of additional debt, subject to certain exceptions and an available basket amount,

    - mergers, acquisitions, purchases and sales of assets, subject to certain exceptions and an available basket amount,

    - sale and leaseback transactions,

    - changes in business conducted, and

    - dividends and other restricted payments (subject to available baskets).

    In addition, the Credit Facility contains a Leverage Ratio requirement of no greater than 4.25 to 1.0 until December 31, 1999 and thereafter no greater than
4.00 to 1.0. The minimum net interest coverage ratio is 2.25 to 1.0.

    The Credit Facility contains customary events of default, including:

    - failure by a Subsidiary Borrower to make principal payments or interest and fee payments within certain grace periods,

    - inaccuracy of representations and warranties in any material respects when made,

    - breach of covenants (in certain cases, subject to grace periods),

    - failure by Holdings, the Company or any of their respective subsidiaries to make payments in respect of certain indebtedness,

    - bankruptcy, insolvency or similar events with respect to Holdings, the Company or any of their respective significant subsidiaries,

    - certain ERISA defaults,

    - material judgments that remain unsatisfied or unstayed for certain time periods, or

    - a change in control (as defined in the Credit Facility) of Holdings, the Company or any Subsidiary Borrower.

                        DESCRIPTION OF THE 8 7/8% NOTES

    The $350 million aggregate principal amount of the 8 7/8% Notes were issued under the 8 7/8% Indenture dated as of June 20, 1997 between us and the trustee named therein. The 8 7/8% Notes mature on July 1, 2007 and are not redeemable at our option until July 1, 2002. Thereafter, the 8 7/8% Notes are redeemable at our option at various premiums declining to par on July 1, 2005.

    The 8 7/8% Indenture contains optional redemption provisions in the event of issuances of Equity Interests (as defined therein) of the Company and any Change of Control (as defined therein) and requirements to make an offer to purchase
8 7/8% Notes in the event of a Change of Control or certain asset sales, in each case that are substantially similar to those contained in the Indenture. In addition, the 8 7/8% Indenture contains restrictive covenants, events of default and other provisions substantially similar to those contained in the Indenture. See "Description of the Exchange Notes."

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

    The Private Notes were, and the Exchange Notes will be, issued under an indenture (the "Indenture") dated as of December 9, 1998 between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). The following description of the material provisions of the Indenture is a summary only, does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Trust Indenture Act of 1939, as amended (the "TIA"), and the Indenture and the Exchange Notes to be issued thereunder, including the definitions therein of certain terms. Prospective purchasers of the Exchange Notes are referred to the Indenture and the TIA for a statement of such provisions. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Indenture. For definitions of certain terms used in this section, see "--Certain Definitions" below. References in this section to the "Company" include only Big Flower Press Holdings, Inc. and not its Subsidiaries. References in this section to the "Notes" are references to the Private Notes and the Exchange Notes, collectively.

    The Private Notes and the Exchange Notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

PRINCIPAL, MATURITY AND INTEREST

    The Notes will be general unsecured obligations of the Company limited to $350.0 million in aggregate principal amount, of which $250.0 million were issued on December 9, 1998, in the form of Private Notes. Exchange Notes in aggregate principal amount of $250.0 million are hereby offered in exchange for such Private Notes. Additional Notes may be issued in one or more series, from time to time, subject to the limitations set forth under "--Certain Covenants--Limitation on Additional Indebtedness." The Exchange Notes will be issued only in fully registered form without coupons in denominations of $1,000 and any integral multiple thereof.

    The Exchange Notes will mature on December 1, 2008. The Exchange Notes will bear interest at the rate per annum of 8 5/8% from the date of issuance, payable semiannually on January 1 and July 1 of each year, commencing July 1, 1999, to the registered holders of the Exchange Notes at the close of business on the June 15 or December 15 immediately preceding such Interest Payment Date.

    Principal, premium, if any, and interest on each of the Exchange Notes will be payable, and the Exchange Notes may be presented for registration of transfer or exchange, at the corporate trust office of the Trustee or such other office or agency of the Company as may be designated by the Company for such purpose. At the option of the Company, payment of interest may be made by check mailed to the holders at the addresses set forth on the registry books maintained by the Trustee, who will initially act as registrar for the Exchange Notes.

OPTIONAL REDEMPTION

    The Exchange Notes are not redeemable at the Company's option prior to December 1, 2003 (other than out of the net proceeds of certain issuances of Equity Interests of the Company or in the case of a Change of Control as described below). The Exchange Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the principal amount) set forth in the table below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning December 1 of the years indicated in the table below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2003..............................................................................     104.313%
2004..............................................................................     102.875%
2005..............................................................................     101.438%
2006 and thereafter...............................................................     100.000%

    Notwithstanding the foregoing, at any time prior to December 1, 2001, the Company may also redeem up to 35% of the principal amount of the Notes issued under the Indenture with the net proceeds from issuances of Equity Interests of the Company (other than Redeemable Stock) at a redemption price equal to 108.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; PROVIDED that at least 65% of the principal amount of the Notes issued under the Indenture must remain outstanding after each such redemption. Any such redemption will be required to occur on or prior to 180 days after the receipt of the proceeds of such issuances of Equity Interests.

    In addition, at any time on or prior to December 1, 2003, upon the occurrence of a Change of Control that has been approved by a majority of the Board of Directors of the Company as such Board of Directors was constituted immediately prior to the transaction giving rise to such Change of Control, the Company may redeem the Exchange Notes, in whole but not in part, at a redemption price equal to the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to the date of redemption. Notice of redemption of the Exchange Notes pursuant to this paragraph shall be mailed to holders of the Exchange Notes not more than 30 days following the occurrence of a Change of Control. The Company may not redeem Exchange Notes pursuant to this paragraph if it has made an offer to repurchase the Exchange Notes with respect to such Change of Control.

    "Applicable Premium" means, with respect to an Exchange Note, the greater of
(i) 4.313% of the then outstanding principal amount of such Exchange Note and
(ii) (a) the present value of all remaining required interest and principal payments due on such Exchange Note and all premium payments relating thereto assuming a redemption date of December 1, 2003, computed using a discount rate equal to the Treasury Rate plus 75 basis points minus (b) the then outstanding principal amount of such Exchange Note minus (c) accrued interest paid on the redemption date.

    "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining term to December 1, 2003; PROVIDED, HOWEVER, that if the then remaining term to December 1, 2003 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term to December 1, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

SELECTION AND NOTICE

    In case of a partial redemption, selection of the Exchange Notes or portions thereof for redemption shall be made by the Trustee by lot, PRO RATA or in such manner as it shall deem appropriate and fair and in such manner as complies with any applicable legal requirements. Exchange Notes may be redeemed in part in multiples of $1,000 principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to each holder whose Exchange Notes are to be redeemed at the last address for such holder then shown on the registry books. If any Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Exchange Note. On and after any Redemption Date, interest will cease to accrue on the Exchange Notes or part thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the redemption price pursuant to the Indenture.

CHANGE OF CONTROL

    In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), if either (i) the Company does not redeem the Exchange Notes as described under "--Optional Redemption" or (ii) such Change of Control occurs after December 1, 2003, the Company shall notify the holders in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all Notes then outstanding at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Change of Control Payment Date. Notice of a Change of Control Offer shall be mailed by the Company not less than 30 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open from the time of mailing for at least 20 business days and until the close of business on the third business day prior to the Change of Control Payment Date. The 8 7/8% Indenture contains the same provisions with respect to a Change of Control. (For the definition of Change of Control, see "-- Certain Definitions -- Change of Control" below.)

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) under the Exchange Act and any other securities laws or regulations (including Rule 14e-1 under the Exchange Act) in connection with the repurchase of the Exchange Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "CHANGE OF CONTROL" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "CHANGE OF CONTROL" provisions of the Indenture by virtue thereof.

    Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders of Exchange Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

SUBORDINATION

    The payment of the principal of, premium, if any, and interest on the Exchange Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, whether outstanding on the Issue Date or thereafter incurred, including any interest accruing subsequent to a bankruptcy or other similar proceeding whether or not such interest is an allowed claim enforceable against the Company in a bankruptcy case under Title 11 of the United States Code.

    Upon any distribution of assets of the Company of any kind or character, whether in cash, property or securities upon any dissolution, winding up, total or partial liquidation or reorganization of the Company (including, without limitation, in bankruptcy, insolvency, or receivership proceedings or upon any assignment for the benefit of creditors or any other marshalling of the Company's assets and liabilities), the holders of Senior Indebtedness shall first be entitled to receive payment in full in cash or cash equivalents of all amounts payable under Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness whether or not interest is an allowed claim enforceable against the Company in any such proceeding) before the holders will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Indebtedness are paid in full in cash or cash equivalents, any distribution to which the holders would be entitled shall be made to the holders of Senior Indebtedness.

    No direct or indirect payment by or on behalf of the Company of principal of, premium, if any, or interest on the Exchange Notes whether pursuant to the terms of the Exchange Notes or upon acceleration or otherwise shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of principal of, premium, if any, or interest on any Senior Indebtedness, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of Senior Indebtedness. In addition, during the continuance of any other event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, upon the occurrence of (a) receipt by the Trustee of written notice from the holders of a majority of the outstanding principal amount of the Designated Senior Indebtedness or their representative, or (b) if such event of default results from the acceleration of the Notes, the date of such acceleration, no such payment may be made by the Company upon or in respect of the Exchange Notes for a period ("Payment Blockage Period") commencing on the earlier of the date of receipt of such notice or the date of such acceleration and ending 179 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the holders of a majority of the outstanding principal amount of such Designated Senior Indebtedness or their representative who delivered such notice). Notwithstanding anything herein to the contrary, in no event will a Payment Blockage Period extend beyond 179 days from the date on which such Payment Blockage Period was commenced. Not more than one Payment Blockage Period may be commenced with respect to the

Exchange Notes during any period of 360 consecutive days. For all purposes of this paragraph, no event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the holders of such Designated Senior Indebtedness or their representative whether or not within a period of 360 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

    If, notwithstanding the foregoing, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, shall be received by the Trustee or the holders or any paying agent (or, if the Company is acting as its own paying agent, money for any such payment or distribution shall be segregated or held in trust) on account of principal of, premium, if any, or interest on the Exchange Notes before all Senior Indebtedness is paid in full in cash or cash equivalents, such payment or distribution shall be received and held in trust by the Trustee or such holder or paying agent for the benefit of the holders of the Senior Indebtedness, or their respective representative, ratably according to the respective amounts of Senior Indebtedness held or represented by each, and shall be paid over or delivered to the holders of the Senior Indebtedness remaining unpaid to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to all concurrent payments and distributions to or for the holders of such Senior Indebtedness.

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. The Indenture will limit, subject to certain financial tests and specific exceptions, the amount of additional Indebtedness, including Senior Indebtedness, that the Company and its Subsidiaries can incur. See "--Certain Covenants--Limitation on Additional Indebtedness."

    The Exchange Notes will be structurally subordinated to all liabilities, including trade payables and capitalized lease obligations of the Company's Subsidiaries. Any right of the Company to receive assets of any Subsidiary upon such Subsidiary's liquidation or reorganization (and the consequent right of the holders to participate in those assets) will be structurally subordinated to the claims of such Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subject to any security interests in the assets of such Subsidiary and any liabilities of such Subsidiary senior to that held by the Company and may otherwise be challenged in a liquidation or reorganization proceeding. At September 30, 1998, on a pro forma basis assuming the issuance of the Private Notes and application of the proceeds therefrom to repay indebtedness under the Credit Facility, (i) the Company and its Subsidiaries had, on a consolidated basis, approximately $722.1 million of indebtedness (including capitalized lease obligations) including $122.0 million of Senior Indebtedness (including $96.5 million of subsidiaries' borrowings under the Credit Facility that are guaranteed by the Company) and $350 million principal amount of 8 7/8% Notes which will rank PARI PASSU with the Notes and (ii) the aggregate amount of liabilities (including trade payables and amounts outstanding under the Credit Facility) of the Company's Subsidiaries that effectively ranked senior to the Notes would have been approximately $447.3 million. In addition, at September 30, 1998, certain Subsidiaries of the Company had significant commitments under operating leases and approximately $94.7 million was outstanding under the A/R Securitization.

CERTAIN COVENANTS

    LIMITATION ON RESTRICTED PAYMENTS. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of the Company's Capital Stock or other Equity Interests (other than dividends or distributions payable in Equity Interests (other than Redeemable Stock) of the Company),

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or (iii) make any Investment (other than a Permitted Investment) (the foregoing actions set forth in clauses (i) through (iii) being referred to as "Restricted Payments"), if:

        (a) a Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or shall occur immediately after giving effect thereto; or

        (b) immediately after such Restricted Payment and after giving effect thereto on a PRO FORMA basis, the Company could not incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "LIMITATION ON ADDITIONAL INDEBTEDNESS" covenant (without giving effect to clauses (i) through (xvi) of the second paragraph thereof); or

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made after June 20, 1997, exceeds the sum of (i) 50% of the amount of the Adjusted Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 1997 through the end of the Company's fiscal quarter ending immediately prior to the time of such Restricted Payment (or, if Adjusted Consolidated Net Income for such period is a deficit, 100% of such deficit) plus (ii) 100% of the aggregate amounts contributed to the capital of the Company from and after June 20, 1997 plus
    (iii) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of property other than cash received by the Company from and after June 20, 1997 from the issue or sale of Equity Interests of the Company (other than such Equity Interests issued or sold to a Restricted Subsidiary and other than Redeemable Stock) or any Indebtedness or security convertible into or exchangeable for any such Equity Interest that has been so converted or exchanged (excluding the net cash proceeds from issuances and sales of Equity Interests financed, directly or indirectly, using borrowed funds from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid) plus
    (iv) $75.0 million. As of September 30, 1998, the amount available for Restricted Payments pursuant to this clause (c) was approximately $215.0 million.

    The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration thereof such payment would have complied with the provisions of the Indenture; (ii) (A) the retirement of any Equity Interests of the Company (the "Retired Equity Interests") either in exchange for or out of the net proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of other Equity Interests of the Company (the "Refunding Equity Interests") other than any Redeemable Stock and (B) if the Retired Equity Interest constituted Qualified Preferred Stock, the declaration and payment of dividends on the Refunding Equity Interest in an aggregate amount per year no greater than the aggregate amount of dividends per year that was declarable and payable on such Retired Equity Interest immediately prior to such retirement to the extent such Refunding Equity Interest is designated to be Qualified Preferred Stock by the Company at the time of its issuance; (iii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company issued to employees, officers or directors of the Company and its Subsidiaries pursuant to agreements containing provisions for the repurchase of such Equity Interests upon death, disability or termination of employment or directorship of such persons, or in accordance with the Company's insider trading policy, not to exceed $5.0 million in any fiscal year plus the aggregate cash proceeds from any reissuance during such fiscal year of Equity Interests by the Company to employees, officers or directors of the Company and its Subsidiaries plus the aggregate cash proceeds from any payments on life insurance policies with respect to any employees, officers or directors of the Company and its Subsidiaries which proceeds are used to purchase the Equity Interests of the Company held by any such employees, officers or directors; (iv) the declaration and payment of dividends to holders of any class or series of the Company's preferred stock issued after the Issue Date (including, without limitation, the declaration and payment of dividends on Refunding Equity Interests in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this paragraph);

PROVIDED that at the time of such issuance the Company's Fixed Charge Coverage Ratio for the four full fiscal quarters ending immediately prior to the date of such issuance would have been at least 1.25 to 1, determined on a PRO FORMA basis as if such issuance was at the beginning of such four-quarter period, and at the time of issuance, such preferred stock is designated by the Company to be Qualified Preferred Stock; and (v) an Investment in any Unrestricted Subsidiary either in exchange for Equity Interests of the Company (other than Redeemable Stock) or out of the proceeds of the sale (other than to a Restricted Subsidiary) of Equity Interests of the Company (other than Redeemable Stock) received by the Company not more than 12 months prior to the date of such Investment (to the extent such sale of Equity Interests has not previously been included in any calculation under clause (c) above for purposes of permitting a Restricted Payment); PROVIDED that in the cases of clauses (iii) (other than with respect to the repurchase of Equity Interests with insurance proceeds),
(iv) and (v), so long as no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or shall occur immediately after giving effect thereto.

    In determining the aggregate amount expended for Restricted Payments in accordance with clause (c) above, (1) no amounts expended under clause (iii) (only with respect to the use of insurance proceeds to repurchase Equity Interests) of the immediately preceding paragraph shall be included and (2) 100% of the amounts expended under clauses (i), (ii), (iii) (other than with respect to the repurchase of Equity Interests with insurance proceeds), (iv) and (v) of the immediately preceding paragraph shall be included.

    LIMITATION ON ADDITIONAL INDEBTEDNESS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness unless the Company's Fixed Charge Coverage Ratio for its four full fiscal quarters ending immediately prior to the date such additional Indebtedness is created, incurred, issued, assumed or guaranteed would have been at least 2.25 to 1, determined on a PRO FORMA basis (including a PRO FORMA application of the net proceeds of such Indebtedness) as if the additional Indebtedness had been created, incurred, issued, assumed or guaranteed at the beginning of such four-quarter period.

    The foregoing limitations will not apply to the incurrence of (i) Indebtedness pursuant to the Credit Facility in an amount equal to $475.0 million; (ii) Existing Indebtedness, including the 8 7/8% Notes; (iii) Indebtedness represented by the Notes in an aggregate principal amount equal to $250.0 million; (iv) Capital Lease Obligations; (v) Indebtedness constituting purchase money obligations for property acquired in the ordinary course of business or other similar financing transactions; (vi) Indebtedness incurred in connection with capital expenditures not to exceed 6% of net sales of the Company and its Restricted Subsidiaries in any fiscal year; (vii) Indebtedness constituting reimbursement obligations with respect to letters of credit, including, without limitation, letters of credit in respect of workers' compensation claims, issued for the account of the Company or a Restricted Subsidiary in the ordinary course of business, or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation claims; (viii) additional Indebtedness in an aggregate principal amount up to $45.0 million at any one time outstanding for the Company and its Restricted Subsidiaries; (ix) Indebtedness created, incurred, issued, assumed or given in exchange for, or the proceeds of which are used, to extend, refinance, renew, replace, substitute or refund any Indebtedness permitted under the Indenture or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund such Indebtedness, including any additional Indebtedness incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness"); PROVIDED that (A) the principal amount of such Refinancing Indebtedness shall not exceed the outstanding principal amount of Indebtedness (including unused commitments) so extended, refinanced, renewed, replaced, substituted or refunded plus any amounts incurred to pay premiums and fees in connection therewith, (B) in the case of Refinancing Indebtedness for Indebtedness permitted under clause
(ii) of this paragraph (other than Senior Indebtedness), the Refinancing Indebtedness shall have an Average Life equal to or greater than the Average Life of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded and (C) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated to the Notes, such Refinancing Indebtedness is subordinated to the Notes at least to the same extent as the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded; (x) intercompany Indebtedness incurred in connection with Investments in Unrestricted Subsidiaries; PROVIDED that such Investments are permitted by the "LIMITATION ON RESTRICTED PAYMENTS" covenant; (xi) Indebtedness under Raw Material Hedge Agreements; (xii) Indebtedness under Currency Agreements and Interest Rate Agreements; PROVIDED that in the case of Currency Agreements which relate to other Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company outstanding other than as a result of fluctuations in foreign currency exchange rates; (xiii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; (xiv) Indebtedness between the Company and any Restricted Subsidiary or between Restricted Subsidiaries; (xv) guarantees by Restricted Subsidiaries of Indebtedness of the Company or any Restricted Subsidiary if the Indebtedness so guaranteed is permitted under the Indenture; and (xvi) the Company's obligations arising from the repurchase, redemption or other acquisitions of Equity Interests from employees, officers and directors of the Company and its Subsidiaries to the extent permitted by the "LIMITATION ON RESTRICTED PAYMENTS" covenant.

    Notwithstanding anything in the Indenture to the contrary, the consummation of the transactions contemplated by the A/R Securitization shall not be deemed to be incurrence of Indebtedness by the Company or by any Restricted Subsidiary.

    DIVIDENDS AND PAYMENT RESTRICTIONS. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock, or any other interest or participation in, or measured by, its profits, owned by the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of: (A) the terms (as in effect on the Issue Date) of Existing Indebtedness, (B) the terms (as in effect on the Issue Date) of the Credit Facility, (C) the terms of Indebtedness of the Company or any of its Restricted Subsidiaries incurred in accordance with the "LIMITATION ON ADDITIONAL INDEBTEDNESS" covenant; PROVIDED that the terms of any such Indebtedness constitute no greater encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make distributions, make loans or advances or transfer properties or assets than the encumbrances or restrictions imposed by the terms of the Credit Facility as in effect on the Issue Date, (D) the terms of the Indenture and the Notes, (E) applicable law,
(F) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices, (G) the terms of purchase money obligations for property acquired in the ordinary course of business, but only to the extent that such purchase money obligations restrict or prohibit the transfer of the property so acquired, (H) any encumbrance or restriction with respect to a Restricted Subsidiary that was not a Restricted Subsidiary on the Issue Date, which encumbrance or restriction is in existence at the time such person becomes a Restricted Subsidiary or is created on the date it becomes a Restricted Subsidiary, (I) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary, (J) the terms of the A/R Securitization or (K) any encumbrance or restriction existing under any amendment to, and any agreement which refinances or replaces, the agreements described in clauses (A),
(B), (C), (D), (H) and (J); PROVIDED that the terms and conditions of any such encumbrances or restrictions contained in any such amendment or agreement as determined in good faith by the Board of Directors of the Company constitute no greater encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make distributions, make loans or advances or transfer properties or assets than those under or pursuant to the agreement evidencing the Indebtedness or obligations as amended, refinanced or replaced. Nothing contained in this covenant shall prevent the Company or a Restricted Subsidiary from entering into any agreement permitting or providing for the incurrence of Liens otherwise permitted by the "LIMITATION ON LIENS" covenant.

    LIMITATION ON LIENS. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any asset now owned or hereafter acquired by it, or any income or profits therefrom or assign or convey any right to receive income therefrom. Notwithstanding the foregoing, the Company or any Restricted Subsidiary may create or assume any Lien upon its properties or assets if the Company shall cause the Notes to be equally and ratably secured with all other Indebtedness secured by such Lien for so long as such other Indebtedness shall be so secured.

    LIMITATION ON ASSET SALES. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale that results in Net Proceeds in excess of $1.5 million (including the sale of any of the Capital Stock of any Restricted Subsidiary) unless such Asset Sale is for fair market value as determined by the Board of Directors of the Company acting reasonably and in good faith and the Company or any Restricted Subsidiary applies the Net Proceeds from such Asset Sale to one or more of the following in such combination as it shall choose: (a) an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another person) used or useful in businesses similar or ancillary to the business of the Company or its Restricted Subsidiaries as conducted at the time of such Asset Sale; PROVIDED that such investment occurs on or prior to the 366th day following the date of such Asset Sale (the "Asset Sale Payment Date"); (b) a Net Proceeds Offer (as defined below) expiring on or prior to the Asset Sale Payment Date; or (c) in the case of an Asset Sale by the Company, the purchase, redemption or other prepayment or repayment of outstanding Senior Indebtedness on or prior to the Asset Sale Payment Date and, in the case of an Asset Sale by any Restricted Subsidiary, the purchase, redemption or other prepayment or repayment of any Indebtedness of such Restricted Subsidiary on or prior to the Asset Sale Payment Date; PROVIDED that any prepayment or repayment of amounts outstanding under the Credit Facility in excess of $20 million in the aggregate after the Issue Date shall be a permanent reduction in the commitment thereunder. Notwithstanding the foregoing, in the event such Net Proceeds, after giving effect to any investment or payment permitted by clause (a) or (c) above (the "Excess Proceeds"), are less than $15.0 million, the application of the Excess Proceeds to a Net Proceeds Offer may be deferred until such time as the Excess Proceeds, plus the aggregate amount of any subsequent Net Proceeds not otherwise invested or applied to repay amounts outstanding under the Senior Indebtedness of the Company or under the Indebtedness of any Restricted Subsidiary, as the case may be, as permitted by clause (a) or (c) above, are at least equal to $15.0 million, at which time the Company shall apply all the Excess Proceeds to a Net Proceeds Offer. Upon completion of a Net Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.

    For purposes of clause (b) of the preceding paragraph, the Company will apply that portion of the Net Proceeds of the Asset Sale required to make a tender offer in accordance with applicable law (a "Net Proceeds Offer") to repurchase Notes at a price not less than 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase which date shall be no earlier than 30 days nor later than 45 days after the date of mailing of the Net Proceeds Offer (the "Net Proceeds Payment Date"). The Company may, at its option, receive credit against any Net Proceeds Offer for the principal amount of Notes acquired by the Company or any of its Subsidiaries and surrendered for cancellation within six months prior to or at any time after the date of such Asset Sale relating to such Net Proceeds Offer and before the Net Proceeds Payment Date. Any Net Proceeds Offer will be made by the Company only if and to the extent permitted under, and subject to prior compliance with, the terms of any agreement governing Senior Indebtedness of the Company or Indebtedness of a Restricted Subsidiary, as the case may be. If the Company commences a Net Proceeds Offer and securities of the Company ranking PARI PASSU in right of payment with the Notes are outstanding at the commencement of such Net Proceeds Offer and the terms of such securities provide that a similar offer must be made with respect thereto (as is the case with the 8 7/8% Notes), then the Net Proceeds Offer for the Notes shall be made concurrently with such other offer and securities of each issue will be accepted PRO RATA in proportion to the aggregate principal amount of securities of each issue which the holders of securities of such issue elect to have purchased. After the last date on which holders are permitted to tender their Notes in a Net Proceeds Offer, the Company will not be restricted under the "LIMITATION ON ASSET SALES" covenant of the Indenture as to its use of any remaining Net Proceeds available to make such Net Proceeds Offer but not used to redeem Notes pursuant thereto.

    Notwithstanding the foregoing, if, at the time of an Asset Sale by the Company or any Restricted Subsidiary, the Company's Fixed Charge Coverage Ratio for the four fiscal quarter period ending immediately prior to the date of such Asset Sale would have been at least 2.75 to 1, determined on a PRO FORMA basis as if such Asset Sale occurred at the beginning of such four-quarter period, then any Net Proceeds received will not be subject to the "LIMITATION ON ASSET SALES" covenant.

    Each Net Proceeds Offer will be mailed to the record holders within 15 days following the determination by the Company to make such a Net Proceeds Offer and shall comply with the procedures set forth in the Indenture. The Company will provide the Trustee with written notice of such determination as soon as such determination is made by the Company. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender Notes in an amount exceeding the holders' PRO RATA share of the Net Proceeds, Notes of tendering holders will be repurchased on a PRO RATA basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000 or integral multiples of $1,000 shall be acquired). A Net Proceeds Offer shall remain open from the time of mailing for at least 20 business days and until the close of business on the third business day prior to the Net Proceeds Payment Date.

    The Company will comply, to the extent applicable, with the requirements of
Section 14(e) under the Exchange Act and any other securities laws or regulations (including Rule 14e-1 under the Exchange Act) in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "LIMITATION ON ASSET SALES" provision of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "LIMITATION ON ASSET SALES" provisions of the Indenture by virtue thereof.

    TRANSACTIONS WITH AFFILIATES. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except for (i) transactions (including any investments, loans or advances by or to any Affiliate) the terms of which in good faith are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and are at least as favorable as the terms that could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms' length basis between unaffiliated parties (as determined by the Board of Directors of the Company acting reasonably and in good faith, as evidenced by a resolution of the Board of Directors); PROVIDED that, in the case of any transaction with an Affiliate involving aggregate consideration in excess of $10.0 million, either (A) such transaction is entered into in the ordinary course of the business of the Company or its Restricted Subsidiaries, (B) a majority of the directors of the Company unaffiliated with such Affiliate or, if there are no such directors, a majority of the directors of the Company approve such transaction or (C) the Company or such Restricted Subsidiary, as the case may be, delivers to the Trustee and the holders a written opinion of a nationally recognized investment banking firm stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view, (ii) payments by the Company or any of its Restricted Subsidiaries made pursuant to any financial advisory, financing, underwriting or placement agreement; PROVIDED that the terms of any such arrangement or agreement shall be on terms which in good faith are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be (as determined by the Board of Directors of the Company acting reasonably and in good faith, as evidenced by a resolution of the Board of Directors of the Company), (iii) any Restricted Payment not otherwise prohibited under the "LIMITATION ON RESTRICTED PAYMENTS" covenant, (iv) the payment of reasonable and customary regular fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries, (v) advances or loans to employees, officers and directors of the Company and its Subsidiaries permitted by clauses (iii) and (iv) of the definition of Permitted Investments and (vi) transactions between or among any of the Company and its Restricted Subsidiaries.

    LIMITATION ON MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. The Company shall not in a single transaction or a series of related transactions consolidate with, or merge with or into another person, or directly or indirectly sell, transfer, lease or convey substantially all of its properties and assets, to another person (except any Restricted Subsidiary; PROVIDED that in connection with any merger of the Company with any such Restricted Subsidiary, no consideration (other than common stock in the surviving corporation or the Company) shall be issued or distributed to the stockholders of the Company), or permit any person to merge with or into it unless: (i) the Company shall be the continuing person, or the person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company are transferred shall be a corporation or partnership organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture; (ii) immediately before and immediately after giving effect to such transaction or series of transactions, no Default or Event of Default under the Indenture shall have occurred and be continuing; and (iii) immediately before and immediately after giving effect to such transaction or series of transactions on a PRO FORMA basis (including, without limitation, any Indebtedness incurred or assumed in anticipation of or in connection with such transaction or series of transactions), the Company could incur $1.00 of additional Indebtedness under the first paragraph of the "LIMITATION ON ADDITIONAL INDEBTEDNESS" covenant described above (without giving effect to clauses (i) through (xvi) of the second paragraph thereof).

    LIMITATION ON CREATION OF SENIOR SUBORDINATED DEBT. The Indenture will provide that the Company shall not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is expressly by its terms subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Notes.

SUPPLEMENTAL INDENTURES

    The Indenture permits the Company and the Trustee, without notice to or the consent of the holders, to enter into one or more indentures supplemental thereto for certain specified purposes, including, without limitation, (i) to cure ambiguities, defects or inconsistencies; (ii) to add additional covenants for the benefit of the holders or to surrender any right or power conferred upon the Company in the Indenture or to make any other change that does not adversely affect the rights of any holder; PROVIDED that in making such change, the Trustee may rely upon an Opinion of Counsel stating that such change does not adversely affect the rights of any holder, (iii) to provide for collateral for the Notes, (iv) to evidence the succession of another person to the Company and the assumption by any such successor of the obligations of the Company in accordance with Article V of the Indenture and the Notes, (v) to provide for uncertificated Notes and (vi) to effect or maintain the qualification of the Indenture under the TIA. Subject to the absolute and unconditional right of holders to receive principal, premium, if any, and interest, other modifications, amendments or supplements to the Indenture or the Notes may be made with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Notes, and such modifications, amendments or supplemental indentures will be binding on every holder whether or not such holder has consented thereto; PROVIDED that no such modification, amendment or supplemental indenture shall, without the consent of holders of each outstanding Note affected thereby, among other things, (i) reduce the percentage of principal amount of Notes whose holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the Notes;
(ii) reduce the rate or extend the time for payment of interest on any Note;
(iii) reduce the principal amount of any Note or reduce the redemption or repurchase price thereof; (iv) change the Maturity Date, the Net Proceeds Payment Date or the Change of Control Payment Date; (v) alter the purchase price in connection with any repurchase of Notes described in the "LIMITATION ON ASSET SALES" covenant or under the "CHANGE OF CONTROL" provisions in any manner adverse to any holder; (vi) make any changes in the provisions concerning waivers of Defaults or Events of Default by holders or the rights of holders to recover the principal of, or premium, if any, or interest on, or redemption payment with respect to, any Note; (vii) make any changes relating to (a) the right of the Trustee to file proof of claim in any bankruptcy or similar proceeding, or (b) the limitation on the right of holders to direct the Trustee to institute legal proceedings with respect to the Indenture or to such provision; (viii) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes or that resulted from a failure to make the payments required by the "LIMITATION ON ASSET SALES" covenant or the "CHANGE OF CONTROL" provisions; (ix) make the principal of, or the interest on, any Note payable with anything or in any manner other than as provided for in the Indenture and the Notes as in effect on the Issue Date; or
(x) make any change in the subordination provisions of the Indenture and the Notes in a manner that adversely affects the holders.

EVENTS OF DEFAULT AND REMEDIES

    Events of Default under the Indenture include the following: (a) default in the payment of interest on any Notes when the same shall become due and payable and the continuance of such default for a period of 30 days; (b) default in the payment of all or any part of the principal of, or premium, if any, on, any Notes when and as the same shall become due and payable at maturity, or upon acceleration, redemption or otherwise, including default in the payment of the purchase price required to be offered in a Net Proceeds Offer or a Change of Control Offer; (c) a failure by the Company and its Subsidiaries to comply with any of the other agreements or covenants in or provisions of the Notes or the Indenture which failure continues for a period of 45 days after written notice specifying such failure and demanding that the Company remedy the same has been given to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding; (d) default under any mortgage, indenture or instrument under which there may be issued or evidenced any Indebtedness for borrowed money by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee is now existing or hereafter created if either (x) such default results from the failure to pay the final scheduled principal installment in an amount of at least $15.0 million in respect of any such Indebtedness on the stated maturity date thereof (after giving effect to any applicable grace periods) or (y) as a result of such default the maturity of such Indebtedness has been accelerated prior to its express maturity, and the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which the principal amount remains unpaid upon its final maturity (after giving effect to any extension of such maturity date by the holder of such Indebtedness and the expiration of any applicable grace period) or the maturity of which has been so accelerated, aggregates $15.0 million or more; (e) a final judgment or final judgments for the payment of money, or the issuance of any warrant of attachment against any portion of the property or the assets of the Company or any of its Restricted Subsidiaries, that in the aggregate, equal or exceed $15.0 million at any one time shall be entered against the Company or any of its Restricted Subsidiaries and such judgment or judgments or warrant of attachment shall not be discharged, satisfied, stayed, annulled or rescinded within 60 days of being entered, or in the case of any final judgment which provides for payment over time, from any applicable payment date; or (f) certain events of bankruptcy, insolvency or reorganization with respect to the Company or a Significant Restricted Subsidiary.

    If a Default or an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each holder a notice of the Default or Event of Default within 30 days after it occurs or, if later, within 10 days after such Default or Event of Default becomes known to the Trustee, unless such Default or Event of Default has been cured. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding the notice is in the interest of the holders.

    If an Event of Default (other than an Event of Default described in clause
(f) of the second preceding paragraph with respect to the Company) shall occur and be continuing, then, and in every such case, unless the principal of all the Notes shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding Notes, by notice in writing to the Company (and to the Trustee if given by holders) may declare all of the unpaid principal of, premium, if any, and accrued interest thereon to be due and payable immediately. In the event of a declaration of acceleration because of an Event of Default described in clause
(d) of the second preceding paragraph has occurred and is continuing, such declaration of acceleration shall be automatically annulled if such payment default is cured or waived or the holders of the Indebtedness which is the subject of such event of default have rescinded their declaration of acceleration in respect of such Indebtedness within 60 days thereof and the Trustee has received written notice of such cure, waiver or rescission and no other Event of Default described in clause (d) of the second preceding paragraph has occurred that has not been cured or waived within 60 days of the declaration of such acceleration in respect thereof and if (i) the repayment of Indebtedness or annulment of such acceleration, as the case may be, would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except non-payment of principal or interest which have become due solely due to such acceleration, have been cured or waived. If an Event of Default specified in clause (f) of the second preceding paragraph with respect to the Company occurs, all unpaid principal of, premium, if any, applicable to, and accrued interest due and payable on all the outstanding Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

    The provisions described in the preceding paragraphs, however, are subject to the condition that if, at any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate principal amount of the then outstanding Notes, by written notice to the Company and the Trustee, may waive, on behalf of all holders, a Default or an Event of Default if: (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest on all Notes, (ii) the principal of and premium, if any, applicable to any Notes which would become due otherwise than by such declaration of acceleration, and interest thereon at the rate borne by the Notes, (iii) to the extent that payment of such interest is lawful, interest on overdue interest at the rate borne by the Notes and (iv) all sums paid or advanced by the Trustee under the Indenture and the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and
(b) all Events of Default, other than the nonpayment of the principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived. Notwithstanding the previous sentence, no waiver shall be effective for any Default or Event of Default in the payment of the principal of, premium, if any, or interest on any Note held by a nonconsenting holder or any Default or Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each then outstanding Note, unless all such affected holders agree, in writing, to waive such Default or Event of Default. No such waiver shall cure or waive any subsequent default or impair any right consequent thereon.

    Prior to the declaration of acceleration of the maturity of the Notes, the holder or holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding by written notice to the Company and the Trustee may waive on behalf of all the holders any past default under the Indenture and its consequence, except a default in the payment of principal of, premium, if any, or interest on any Note or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Note affected. The Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders unless such holders have offered to the Trustee reasonable security or indemnity. Subject to all the provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the Notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee.

    The Company is required to furnish the Trustee, forthwith upon becoming aware of any Default or Event of Default under the Indenture, an Officers' Certificate specifying such default and within 120 days after the end of each fiscal year, an Officers' Certificate to the effect that the officers executing the same have conducted, or supervised, a review of the activities of the Company and its Subsidiaries and of performance under the Indenture and that, to such officers' knowledge, based on their review, the Company has fulfilled all of its obligations under the Indenture, or, if there has been a failure to comply with such obligations, describing such failure with particularity.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of holders to receive payments in respect of the principal, premium, if any, and interest when and to the extent such payments are due, (ii) the Company's obligations with respect to registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events

(not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied. Notwithstanding the foregoing, the opinion of counsel required by clause (ii) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation
(x) have become due and payable, (y) will become due and payable on the maturity date within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Indenture or the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. See "Book-Entry; Delivery and Form."

    The registered holder of a Note will be treated as the owner of it for all purposes.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within ninety days, apply to the Commission for permission to continue, or resign.

    The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders, unless they shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual report and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA Section 314(a).

CERTAIN DEFINITIONS

    "ADJUSTED CONSOLIDATED NET INCOME" means, with respect to any person for any period, (i) the Consolidated Net Income of such person for such period plus (ii) in the case of the Company and its Restricted Subsidiaries, (A) all cash received during such period by the Company or any Restricted Subsidiary from its Unrestricted Subsidiaries but only to the extent that the Company elects to so include such cash payments (in whole or in part) in Adjusted Consolidated Net Income and not as a reduction in the carrying value of the Investment in such Unrestricted Subsidiary (whether or not in accordance with GAAP), such election to be made prior to the making of a Restricted Payment based upon such cash received and (B) amortization, depreciation and other non-cash charges relating to acquisitions by the Company since its formation, including goodwill, non-compete agreements, the stepped-up basis on assets acquired and deferred financing costs, in each case to the extent such items reduced Consolidated Net Income. Each item of Adjusted Consolidated Net Income will be determined in conformity with GAAP, except as set forth in this definition and except that, for purposes of the application of Accounting Principles Board Opinions Nos. 16 and 17, such person may select an amortization practice allowable by GAAP up to 40 years, notwithstanding the use of a different amortization in such person's consolidated financial statements. Any designation of a Subsidiary of the Company as a Restricted Subsidiary or Unrestricted Subsidiary at or prior to the time of the calculation of Adjusted Consolidated Net Income of a Subsidiary will be treated as if it had occurred at the beginning of the applicable period.

    "AFFILIATE" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. A person shall be deemed to "control" (including the correlative meanings, the terms "controlling," "controlled by," and "under common control with") another person if the controlling person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, of the controlled person, whether through ownership of voting securities, by agreement or otherwise.

    "A/R SECURITIZATION" means the receivables facility in effect on the Issue Date in the amount of $150 million, pursuant to which (x) the Company's Subsidiaries from time to time sell or otherwise transfer accounts receivable and related assets to a special-purpose corporation (the "Receivables Subsidiary") and (y) the Receivables Subsidiary sells or otherwise transfers accounts receivable and related assets (or interests therein) to the purchasers, as the same may be amended, modified, supplemented, extended, renewed, refunded, refinanced, restructured or replaced from time to time (including, without limitation, any extention of maturity thereof, or the inclusion of additional purchasers thereunder).

    "ASSET SALE" means, with respect to any person, in one or a series of related transactions, the sale, lease, conveyance, disposition or other transfer by the referent person of any of its assets (including by way of sale and leaseback and including the sale or other transfer or issuance of any of the Capital Stock of any Subsidiary of the referent person); PROVIDED that notwithstanding the foregoing, the term "Asset Sale" shall not include the sale, lease, conveyance, disposition or other transfer of (i) all or substantially all of the assets of the Company, as permitted pursuant to the "LIMITATION ON MERGERS, CONSOLIDATIONS OR SALES OF ASSETS" covenant, (ii) any assets between the Company and any Restricted Subsidiary, (iii) (A) cash and cash equivalents,
(B) inventory and (C) any other tangible or intangible asset, in each case in the ordinary course of business of the Company or its Restricted Subsidiaries,
(iv) the sale of accounts receivable pursuant to the A/R Securitization or (v) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof.

    "AVERAGE LIFE" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment or, in the case of Redeemable Stock, each successive scheduled mandatory redemption payment of such security or instrument multiplied by the amount of such principal payment or, in the case of Redeemable Stock, mandatory redemption payment by (ii) the sum of all such principal payments or, in the case of Redeemable Stock, mandatory redemption payment.

    "CAPITAL LEASE OBLIGATION" means, with respect to any person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease which would at such time be required to be capitalized on the balance sheet of such person in accordance with GAAP.

    "CAPITAL STOCK" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

    "CHANGE OF CONTROL" means (i) an event or series of events by which any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined under Rule 13d-3 under the Exchange
Act) directly or indirectly of more than 50% of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under certain circumstances) having the right to vote in the election of directors or (ii) the replacement of a majority of the Board of Directors of the Company over a one-year period from the directors who constituted the Board of Directors at the beginning of such period, which replacement shall not have been approved by the Board of Directors as so constituted at the beginning of such period or (a) by directors whose nomination for election by the stockholders of the Company was approved by such Board of Directors or (b) by directors elected by such Board of Directors or (c) by directors approved in the same manner as (a) or (b) above that were nominated or elected by directors approved as set forth in (a) or (b) above. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if one or more of the above events occurs or circumstances exist and, after giving effect to the transaction giving rise to such events or circumstances, the Company's Fixed Charge Coverage Ratio is 3.0 to 1 or greater.

    "CONSOLIDATED EBITDA" means, with respect to any person for any period and without duplication, the Adjusted Consolidated Net Income of such person for such period plus (a) provision for taxes based on income or profits to the extent such provision for taxes was included in computing Adjusted Consolidated Net Income, plus (b) consolidated Interest Expense, whether paid or accrued, to the extent such expense was deducted in computing Adjusted Consolidated Net Income (including amortization of original issue discount and non-cash interest payments), plus (c) depreciation, amortization and other non-cash charges to the extent such depreciation, amortization and other non-cash charges were deducted in computing Adjusted Consolidated Net Income (including amortization of goodwill and other intangibles).

    "CONSOLIDATED FIXED CHARGES" means, with respect to any person for any period, the (a) consolidated Interest Expense, whether paid or accrued, to the extent such expense was deducted in computing Adjusted Consolidated Net Income (including amortization of original issue discount and non-cash interest payments) and (b) aggregate amount of all dividends paid or accumulated by such person during such period on Qualified Preferred Stock and all cash dividend payments by such person during such period on all series of other preferred stock of such person and its Subsidiaries, other than dividends paid by such person during such period on preferred stock of Unrestricted Subsidiaries and dividends paid to such person or its Subsidiaries (other than in the case of the Company and its Restricted Subsidiaries, Unrestricted Subsidiaries) times a fraction, the numerator of which is one and the denominator of which is one minus the then Current Effective Consolidated Tax Rate of such person during such period.

    "CONSOLIDATED NET INCOME" means, with respect to any person for any period, the aggregate net income (or loss) of such person and its Subsidiaries (other than, in the case of the Company and its Subsidiaries, Unrestricted Subsidiaries) for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the net income (or loss) of any person which is not a Subsidiary of the referent person or is accounted for by the equity method of accounting by such referent person shall be included only to the extent of the amount of cash dividends or distributions (including tax sharing payments) paid to the referent person during such period or a Subsidiary of the referent person (other than, in the case of the Company and its Restricted Subsidiaries, Unrestricted Subsidiaries), (ii) except to the extent includible pursuant to the foregoing clause (i), the income (or loss) of any person accrued prior to the date it becomes a Subsidiary of such person or is merged into or consolidated with such person or any of its Subsidiaries or that person's assets are acquired by such person or any of its Subsidiaries shall be excluded, (iii) any gains or losses of such person for such period attributable to Asset Sales net of related tax costs or tax benefits, as the case may be, shall be excluded and (iv) all extraordinary gains or losses of such person for such period shall be excluded.

    "CONSOLIDATED NET WORTH" means, with respect to any person, at any date of determination, the sum of the Capital Stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of such person and its Subsidiaries on a consolidated basis, less amounts attributable to Redeemable Stock of such person, each item to be determined in conformity with GAAP (excluding the effects of (i) foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52 and (ii) the application of Accounting Principles Board Opinions Nos. 16 and 17 and related interpretations).

    "CONSOLIDATED TANGIBLE ASSETS" means, with respect to any person, at any time, the total consolidated assets of such person less the consolidated assets of such person which constitute goodwill, in each case as set forth on such person's most recent balance sheet.

    "CREDIT FACILITY" means that certain amended and restated credit agreement dated as of June 22, 1998, by and among the Company, certain of its subsidiaries, Holdings, certain financial institutions parties thereto and Bankers Trust Company and Credit Suisse First Boston, as agents, providing for a revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, supplemented, extended, renewed, refunded, refinanced, restructured or replaced from time to time (including, without limitation, any extension of maturity thereof, or the inclusion of additional borrowers or guarantors thereunder), in each case in whole or in part, whether by the same or any other lender or group of lenders.

    "CURRENCY AGREEMENT" means the obligations of any person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such person or any of its Subsidiaries against fluctuations in currency values.

    "CURRENT EFFECTIVE CONSOLIDATED TAX RATE" means, with respect to any person for any period, cash income taxes paid or payable by such person for such period DIVIDED by the amount of income used in determining the amount of such cash income taxes paid or payable, in each case without giving effect to any gains on Asset Sales.

    "DESIGNATED SENIOR INDEBTEDNESS" means (i) all Senior Indebtedness under the Credit Facility and (ii) any Senior Indebtedness permitted under the Indenture having a principal amount of at least $15.0 million that is designated as "Designated Senior Indebtedness" by written notice from the Company to the Trustee.

    "8 7/8% NOTES" means the $350 million aggregate principal amount of the Company's 8 7/8% Senior Subordinated Notes due 2007.

    "EQUITY INTERESTS" means Capital Stock, warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

    "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Facility) in existence on the Issue Date.

    "FIXED CHARGE COVERAGE RATIO" means, with respect to any person for any period, the ratio of Consolidated EBITDA for such person for such period to Consolidated Fixed Charges for such person for such period. For purposes of the foregoing computation, in calculating Consolidated EBITDA and Consolidated Fixed Charges, (a) the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio shall be assumed to have occurred on the first day of the four-quarter period for which the Fixed Charge Coverage Ratio is being determined (the "Reference Period"), (b) any acquisition or divestiture of assets or the Capital Stock of any Subsidiary of such person (Restricted Subsidiary, in the case of the Company) which occurred during the Reference Period or subsequent to the Reference Period and prior to the date of the transaction referenced in clause (a) above (the "Transaction Date") shall be assumed to have occurred on the first day of the Reference Period, excluding, in the case of an acquisition of assets or Capital Stock, any operating expense or cost reduction of such person or the person to be acquired which, in the good faith estimate of management, will be eliminated or realized, as the case may be, as a result of such acquisition, as if such acquisition of assets or Capital Stock (including the incurrence of any Indebtedness in connection with any such acquisition and the application of the proceeds thereof) took place on the first day of the Reference Period and as if the elimination of such operating expense and the realization of such cost reductions were achieved on the first day of the Reference Period; PROVIDED that the foregoing eliminations of operating expenses and realizations of cost reductions shall be of the types permitted to be given effect to in accordance with Article 11 of Regulation S-X under the Exchange Act as in effect on the Issue Date, (c) the incurrence of any Indebtedness during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date and the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period, (d) Consolidated Fixed Charges attributable to any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period, unless such person or any of its Subsidiaries (Restricted Subsidiaries, in the case of the Company) is party to an Interest Rate Agreement which will remain in effect for the twelve-month period after the Transaction Date and which has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used and (e) there shall be excluded from Consolidated Fixed Charges any portion of such Consolidated Fixed Charges related to any amount of Indebtedness that was outstanding during or subsequent to the Reference Period but is not outstanding on the Transaction Date, except for Consolidated Fixed Charges actually incurred with respect to Indebtedness borrowed (as adjusted pursuant to clause (d)) under a revolving credit or similar arrangement to the extent the commitment thereunder remains in effect on the Transaction Date.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board ("FASB") or in such other statements by such other entity as approved by a significant segment of the accounting profession which are in effect in the United States at the time and for the period as to which such accounting principles are to be applied; PROVIDED, HOWEVER, that for purposes of determining compliance with covenants in the Indenture, "GAAP" means such generally accepted accounting principles as in effect as of the Issue Date.

    "HOLDER" means a person in whose name a Note is registered. The holder of a Note will be treated as the owner of such Note for all purposes.

    "INDEBTEDNESS" means, with respect to any person, any indebtedness, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement obligations with respect thereto) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to financing leases), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP (except that any such balance that constitutes a trade payable and/or an accrued liability arising in the ordinary course of business shall not be considered Indebtedness), and shall also include, to the extent not otherwise included, any Capital Lease Obligations, the maximum fixed repurchase price of any Redeemable Stock or preferred stock of any Subsidiary (Restricted Subsidiary, in the case of the Company) of such person (except, with respect to the Company, to the extent such Restricted Subsidiary guarantees the obligations under the Notes), indebtedness secured by a Lien to which the property or assets owned or held by such person are subject, whether or not the obligations secured thereby shall have been assumed, and guarantees of items that would be included within this definition to the extent of such guarantees (exclusive of whether such items would appear upon such balance sheet). For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock or preferred stock of any Restricted Subsidiary of such person which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock or such preferred stock as if such Redeemable Stock or such preferred stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; PROVIDED that if such Redeemable Stock or such preferred stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock or such preferred stock. The amount of Indebtedness of any person at any date shall be, in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such person are subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

    "INDEPENDENT FINANCIAL ADVISOR" means an accounting, appraisal, investment banking or consulting firm of nationally recognized standing that is, in the reasonable and good faith judgment of the board of directors of the Company, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to the Company and its Affiliates.

    "INTEREST EXPENSE" means, with respect to any person, for any period, the aggregate amount of interest in respect of Indebtedness (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and the net cost (benefit) associated with Interest Rate Agreements, and excluding amortization of deferred finance fees) and all but the principal component of rentals in respect of Capital Lease Obligations, paid, accrued or scheduled to be paid or accrued by such person during such period.

    "INTEREST RATE AGREEMENTS" means the obligations of any person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such person or any of its Subsidiaries against fluctuations in interest rates.

    "INVESTMENT" means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business, which are recorded as accounts receivable on the balance sheet of any person or its Subsidiaries) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities issued by any other person; in each case, other than as a result of the issuance of Capital Stock of such person or the delivery of Capital Stock of such person's direct or indirect parent. For the purposes of the "LIMITATION ON RESTRICTED PAYMENTS" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment to the extent such distribution constitutes a return on capital in accordance with GAAP; PROVIDED, HOWEVER, that in the case of an Investment in an Unrestricted Subsidiary, the Company may elect to include such cash payments (in whole or in part) in Adjusted Consolidated Net Income and not as a reduction in the carrying value of the Investment in such Unrestricted Subsidiary (whether or not in accordance with GAAP), such election to be made prior to the making of a Restricted Payment based upon such dividend or distribution.

    "ISSUE DATE" means December 9, 1998.

    "LIEN" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give any security interest in and any filing or other agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "MATURITY DATE" means, when used with respect to any Note, the date specified in such Note as the fixed date on which the final installment of principal of such Note is due and payable (in the absence of any acceleration thereof pursuant to provisions of the Indenture regarding acceleration of Indebtedness or any Net Proceeds Offer or Change of Control Offer).

    "NET PROCEEDS" means, with respect to any Asset Sale, the aggregate amount of U.S. Legal Tender (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursements or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in each such case, only as and when so received) received by the Company or any of its Restricted Subsidiaries in respect of such Asset Sale, net of (i) the cash expenses of such sale (including, without limitation, the payment of principal, premium, if any, and interest on Indebtedness required to be paid as a result of such Asset Sale (other than pursuant to the "LIMITATION ON ASSET SALE" covenant) and legal, accounting and investment banking fees and sales commissions), (ii) taxes paid or payable as a result thereof, (iii) any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Subsidiaries shall constitute Net Proceeds on such date and (iv) any relocation expenses and pension, severance and shutdown costs incurred as a result thereof.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PERMITTED INVESTMENTS" means (i) cash or Cash Equivalents, (ii) Investments that are in persons (including Unrestricted Subsidiaries) who derive substantial revenues from operations similar or ancillary to the business of the Company or its Restricted Subsidiaries as conducted at the time of such Investment and that have the purpose of furthering the operations of the Company and its Restricted Subsidiaries; PROVIDED that Investments of the type described in this clause
(ii) shall not exceed $25.0 million at any one time outstanding in the case of persons which are not Restricted Subsidiaries or which do not in connection with such Investment become a Restricted Subsidiary, (iii) advances to employees and officers of the Company and its Subsidiaries not in excess of $1.0 million at any one time outstanding, (iv) loans to employees, officers and directors of the Company and its Subsidiaries to finance the purchase of Equity Interests in the Company, (v) accounts receivable created or acquired in the ordinary course of business, (vi) obligations or shares of Capital Stock received in connection with any good faith settlement or bankruptcy proceeding involving a claim relating to a Permitted Investment, (vii) Currency Agreements and Interest Rate Agreements and other similar agreements designed to hedge against fluctuations in foreign exchange rates and interest rates entered into in the ordinary course of business in connection with the operation of the Company's or its Restricted Subsidiaries' businesses and (viii) agreements designed to hedge against fluctuations in the cost of raw materials entered into in the ordinary course of business in connection with the operation of the Company's and its Restricted Subsidiaries' business ("Raw Material Hedge Agreements").

    "PERMITTED LIEN" means (i) Liens for taxes, assessments, governmental charges or claims not yet due or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business, deposits made to obtain the release of such Liens, and with respect to amounts not yet delinquent for a period of more than 60 days or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business; (vi) Liens (including extensions, renewals and replacements thereof) upon real or tangible personal property acquired after the date of the Indenture whether or not such Lien existed on the date of acquisition of such property; PROVIDED that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of the item of property subject thereto, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, (c) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item and (d) the incurrence of such Indebtedness is permitted by the "LIMITATION ON ADDITIONAL INDEBTEDNESS" covenant; (vii) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (ix) judgment and attachment Liens not giving rise to an Event of Default; (x) leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries; (xi) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the industry, in each case securing Indebtedness under Interest Rate Agreements, Currency Agreements and Raw Material Hedge Agreements; (xii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or its Subsidiaries; (xiii) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company and its Restricted Subsidiaries; (xiv) any interest or title of a lessor in the property subject to any Capital Lease Obligations or operating lease; (xv) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xvi) Liens permitted or required by the Credit Facility as in effect on the Issue Date; (xvii) Liens securing Senior Indebtedness and Liens on assets of Restricted Subsidiaries securing Indebtedness of such Restricted Subsidiaries; (xviii) Liens between the Company and any Restricted Subsidiary or between Restricted Subsidiaries; (xix) Liens on assets of Restricted Subsidiaries securing letters of credit issued in the ordinary course of business of such Restricted Subsidiaries; (xx) additional Liens at any one time outstanding with respect to assets of the Company and its Restricted Subsidiaries the fair market value of which does not exceed $15.0 million on the date of determination; (xxi) Liens existing on the Issue Date and any extensions, renewals or replacements thereof; (xxii) Liens deemed to arise from the A/R Securitization; and (xxiii) the Lien granted to the Trustee under the Indenture and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for Indebtedness permitted by the terms of the Indenture.

    "QUALIFIED PREFERRED STOCK" means preferred stock of the Company that is designated as such pursuant to clause (ii) or (iv) of the second paragraph of the "LIMITATION ON RESTRICTED PAYMENTS" covenant.

    "REDEEMABLE STOCK" means any Equity Interest which, by its terms (or by terms of any security into which it is convertible or for which it is exchangeable before the stated maturity of the Notes), or upon the happening of any event, matures or is mandatorily redeemable (other than for Capital Stock not constituting Redeemable Stock), in whole or in part, prior to the Maturity Date, or is, by its terms or upon the happening of any event, redeemable at the option of the holder thereof, in whole or in part, at any time prior to the Maturity Date, except for Equity Interests of the Company issued to employees, officers and directors of the Company and its Subsidiaries pursuant to agreements containing provisions for the repurchase of such Equity Interest upon death, disability or termination of employment or directorship of such persons; PROVIDED that any Equity Interest that is considered to be Redeemable Stock solely because it is redeemable upon the occurrence of the same events that would require a redemption or repurchase of the Notes shall not be deemed to be Redeemable Stock; PROVIDED, FURTHER, that such Equity Interest is not convertible or exchangeable into debt.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company which at the time of determination is not an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if, immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "LIMITATION ON ADDITIONAL INDEBTEDNESS" covenant (without giving effect to clauses (i) through (xvi) of the second paragraph thereof), on a PRO FORMA basis taking into account such designation.

    "SENIOR INDEBTEDNESS" means any Indebtedness permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include (a) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of the Company, (b) Indebtedness that is represented by Redeemable Stock, (c) any liability for Federal, state, local or other taxes owed or owing by the Company,
(d) Indebtedness of the Company to any Subsidiary of the Company, (e) trade payables and (f) Indebtedness that is incurred in violation of the Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this definition if the holder(s) of such obligation or their representative or the Company shall have furnished to the Trustee an opinion of counsel unqualified in all material respects, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon an officers' certificate of the Company) to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture).

    "SIGNIFICANT RESTRICTED SUBSIDIARY" means any Restricted Subsidiary which accounted for more than 10% of the Company's Consolidated Tangible Assets or more than 10% of the Company's consolidated revenues or more than 10% of the Company's Consolidated EBITDA, in each case as of the end of the Company's most recent fiscal year.

    "SUBSIDIARY" with respect to any person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such person or (ii) any other person of which at least a majority of the voting interest under ordinary circumstances is at such time, directly or indirectly, owned by such person.

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary, unless such Subsidiary owns any Capital Stock of, or owns, or holds any Lien on, any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated; PROVIDED that (a) the Company certifies that such designation complies with the "LIMITATION ON RESTRICTED PAYMENTS" covenant and (b) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if, immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "LIMITATION ON ADDITIONAL INDEBTEDNESS" covenant (without giving effect to clauses (i) through (xvi) of the second paragraph thereof) on a PRO FORMA basis taking into account such designation.

                         BOOK-ENTRY; DELIVERY AND FORM

    The Exchange Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Notes"). The Global Notes will be deposited upon issuance with The Depository Trust Company, New York, New York (the "Depositary" or "DTC") and registered in the name of a nominee of DTC.

    THE GLOBAL NOTE.  We expect that pursuant to procedures established by DTC
(i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of Exchange Notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants.

    So long as DTC, or its nominee, is the registered owner or holder of the Exchange Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Exchange Notes.

    Payments of the principal of, premium (if any), and interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds.

    DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

    DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    CERTIFICATED SECURITIES. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by us within 90 days, Certificated Securities will be issued in exchange for the Global Notes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The exchange of Private Notes for Exchange Notes should not be treated as a taxable transaction for United States Federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or in extent from the Private Notes. Rather, the Exchange Notes received by a holder of Private Notes should be treated as a continuation of such holder's investment in the Private Notes. As a result, there should be no material United States Federal income tax consequences to holders exchanging Private Notes for Exchange Notes.

    PERSONS CONSIDERING THE EXCHANGE OF THE PRIVATE NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES ARISING UNDER STATE, LOCAL, OR FOREIGN LAWS OF SUCH AN EXCHANGE.

                              PLAN OF DISTRIBUTION

    This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities. Each such broker-dealer that receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. We have agreed that for a period of up to 180 days after the Registration Statement is declared effective, we will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the Letter of Transmittal for use in connection with any such resale.

    We will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or through the writing of options on the Exchange Notes, or a combination of such methods of resale, at market prices prevailing at the time of resale or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    We have agreed to pay all expenses incident to our performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Private Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                         VALIDITY OF THE EXCHANGE NOTES

    The validity of the Exchange Notes will be passed upon for us by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

    The financial statements and related financial schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting.

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YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR THAT WE
HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. NEITHER THE MAKING OF THE EXCHANGE OFFER PURSUANT TO THIS PROSPECTUS NOR THE ACCEPTANCE OF PRIVATE NOTES FOR SURRENDER FOR EXCHANGE PURSUANT THERETO SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

EACH BROKER-DEALER WHO HOLDS PRIVATE NOTES ACQUIRED FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES AND WHO RECEIVES EXCHANGE NOTES FOR ITS OWN ACCOUNT IN EXCHANGE FOR SUCH PRIVATE NOTES PURSUANT TO THE EXCHANGE OFFER MUST DELIVER A COPY OF THIS PROSPECTUS IN CONNECTION WITH ANY RESALE OF SUCH EXCHANGE NOTES.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Incorporation of Certain Documents by
  Reference.....................................          i
Where You Can Find More Information.............         ii
Special Note Regarding Forward-Looking
  Statements....................................         ii
Note Regarding Certain Defined Terms and Other
  Information in this Prospectus................        iii
Notice to Investors.............................        iii
Summary.........................................          1
Risk Factors....................................          9
No Cash Proceeds to the Company.................         14
Capitalization..................................         15
The Exchange Offer..............................         15
Description of the Credit Facility..............         23
Description of the 8 7/8% Notes.................         24
Description of the Exchange Notes...............         25
Book-Entry; Delivery and Form...................         49
Certain United States Federal Income Tax
  Considerations................................         50
Plan of Distribution............................         51
Validity of the Exchange Notes..................         51
Experts.........................................         51

                                BIG FLOWER PRESS
                                 HOLDINGS, INC.
                               OFFER TO EXCHANGE
                                  $250,000,000
                        8 5/8% SENIOR SUBORDINATED NOTES
                                    DUE 2008
                        FOR ALL OUTSTANDING UNREGISTERED
                        8 5/8% SENIOR SUBORDINATED NOTES
                                    DUE 2008

                                     [LOGO]

                                    -  , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

    The Bylaws contain provisions that provide for indemnification of officers and directors and their heirs and distributees to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

    As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Company's Certificate of Incorporation contains a provision eliminating the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

    The Company maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

    Pursuant to the Registration Rights Agreement, the Company has agreed to indemnify holders of registrable Notes against certain liabilities. Also pursuant to the Registration Rights Agreement, the Company and certain broker-dealers, including certain persons associated with such broker-dealers, have agreed to indemnify each other against certain liabilities.

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULES

       (a) Exhibits

      4.1  Form of Exchange Note (included in exhibit 4.2)
      4.2  Indenture, dated as of December 9, 1998 (the "Indenture"), between Big Flower Press
           Holdings, Inc., as Issuer, and State Street Bank and Trust Company, as Trustee*
      4.3  Registration Rights Agreement, dated as of December 9, 1998, between the Company and
           BT Alex. Brown Incorporated, Chase Securities Inc. and Goldman, Sachs & Co.*
      5.1  Opinion of Sullivan & Cromwell regarding the validity of the Exchange Notes+
     12.1  Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
           Dividends*
     23.1  Consent of Sullivan & Cromwell (included in Exhibit 5.1)
     23.2  Consent of Deloitte & Touche LLP*
     24.1  Power of Attorney (included on Page II-4 of this Registration Statement)*
     25.1  Statement of Eligibility of State Street Bank and Trust Company, as Trustee*
     99.1  Form of Letter of Transmittal*
     99.2  Form of Notice of Guaranteed Delivery*
     99.3  Form of Exchange Agent Agreement*

------------------------

*   Filed herewith

+   To be filed by amendment

ITEM 22. UNDERTAKINGS

    1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being offered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    3. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    4. The undersigned registrant hereby undertakes:

    (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (ii) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unexchanged at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 5, 1999.

                                              BIG FLOWER PRESS HOLDINGS, INC.

                                              By:        /s/ R. THEODORE AMMON
                                                         --------------------------------------
                                                         R. Theodore Ammon
                                                         Chairman

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints R. Theodore Ammon and Edward T. Reilly, and each and either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

    /s/ R. THEODORE AMMON       Chairman and Director
------------------------------    (Principal Executive        February 5, 1999
      R. Theodore Ammon           Officer)

     /s/ EDWARD T. REILLY       President, Chief Executive
------------------------------    Officer and Director        February 5, 1999
       Edward T. Reilly

                                Executive Vice President
    /s/ RICHARD L. RITCHIE        and
------------------------------    Chief Financial Officer     February 5, 1999
      Richard L. Ritchie          (Principal Financial and
                                  Accounting Officer)

     /s/ MARK A. ANGELSON       Director
------------------------------                                February 5, 1999
       Mark A. Angelson

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

       4.1   Form of Exchange Note (included in Exhibit 4.2)

       4.2   Indenture, dated as of December 9, 1998 (the "Indenture"), between Big Flower Press Holdings, Inc., as
             Issuer, and State Street Bank and Trust Company, as Trustee*

       4.3   Registration Rights Agreement, dated as of December 9, 1998, between the Company and BT Alex. Brown
             Incorporated, Chase Securities Inc. and Goldman, Sachs & Co.*

       5.1   Opinion of Sullivan & Cromwell regarding the validity of the Exchange Notes+

      12.1   Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends*

      23.1   Consent of Sullivan & Cromwell (included in Exhibit 5.1)

      23.2   Consent of Deloitte & Touche LLP*

      24.1   Power of Attorney (included on Page II-4 of this Registration Statement)*

      25.1   Statement of Eligibility of State Street Bank and Trust Company, as Trustee*

      99.1   Form of Letter of Transmittal*

      99.2   Form of Notice of Guaranteed Delivery*

      99.3   Form of Exchange Agent Agreement*

------------------------

*   Filed herewith

+   To be filed by amendment